As filed with the Securities and Exchange Commission on June __, 2001

                                                   Registration No. 333-59798

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                                 AMENDMENT NO. 1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI CORPORATION
                           ------------------------
                (Exact name of registrant as specified in charter

        Delaware                         2831                      52-2278236
----------------------------        --------------              ---------------
(State or other jurisdiction       (Primary Standard            (IRS Employer
 of incorporation)            Classification Code Number)        I.D. Number)

                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
                           --------------------------
          (Address and telephone number of principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
                             --------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
==============================================================================

Title of each                     Proposed      Proposed
 Class of                         Maximum       Maximum
Securities         Securities     Offering      Aggregate       Amount of
   to be             to be        Price Per     Offering       Registration
Registered         Registered     Share (3)      Price            Fee (4)
----------         ----------    -----------   -------------    -----------

Common stock (1)    8,000,000        $1.44     $11,520,000        $3,041
------------------------------------------------------------------------------
Common stock (2)      200,800        $1.44         289,152            77

Total                                          $11,809,152        $3,118
------------------------------------------------------------------------------

(1) Represents shares issuable to Paul Revere Capital Partners, Ltd. under equity line of credit.
(2) Represents shares issuable upon the exercise of warrants held by Paul Revere Capital Partners.
(3)  Offering price computed in accordance with Rule 457(c).
(4) Fee of $1,086 was paid upon the initial filing of this registration statement.

     Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                               CEL-SCI CORPORATION
                               8,200,800 shares of
                                  Common Stock

      This prospectus may be used only in connection with sales of the common stock of CEL-SCI Corporation by Paul Revere Capital Partners, Ltd. Paul Revere Capital Partners will sell up to 8,000,000 shares of common stock purchased from CEL-SCI under an equity line of credit agreement and up to 200,800 shares of common stock which may be issued upon the exercise of warrants. The warrants were issued to Paul Revere Capital Partners upon the signing of the equity line of credit agreement. Paul Revere Capital Partners is an underwriter as that term is defined in the Securities Act of 1933.

      CEL-SCI will not receive any proceeds from the sale of the common stock by the selling stockholders. CEL-SCI will pay for the expenses of this offering.

      CEL-SCI's common stock is quoted on the American Stock Exchange under the symbol "CVM." On May 24, 2001 the closing price for one share of the CEL-SCI's common stock was $1.42.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page ____ of this Prospectus





                 The date of this prospectus is _________, 2001

                               PROSPECTUS SUMMARY

      THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI

     CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. CEL-SCI manufactures MULTIKINE, its first, and main product, using CEL-SCI's proprietary cell culture technologies, which involve a combination, or "cocktail", of natural human interleukin-2 and certain lymphokines and cytokines. CEL-SCI is testing MULTIKINE to determine if it is effective in improving the immune response of cancer patients. Another technology CEL-SCI is developing, Ligand Epitope Antigen Presentation System (LEAPS), is a T-cell modulation technology which CEL-SCI is testing to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, tuberculosis, prostate cancer and breast cancer.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses with the public and private sales of shares of CEL-SCI's common stock and borrowings from third parties, including affiliates of CEL-SCI.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(67,000,000) at March 31, 2001, and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

The Offering

      In order to provide a possible source of funding for CEL-SCI's current activities and for the development of its current and planned products, CEL-SCI has entered into an equity line of credit agreement with Paul Revere Capital Partners.

      Under the equity line of credit agreement, Paul Revere Capital Partners has agreed to provide CEL-SCI with up to $10,000,000 of funding during the twenty four-month period following the effective date of the registration statement to which this prospectus relates. During this twenty four-month period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Paul Revere Capital Partners, and Paul Revere Capital Partners will be obligated to purchase the shares. The minimum amount CEL-SCI can draw down at any one time is $100,000, and the maximum amount CEL-SCI can draw down at any one time will be determined at the time of the drawdown request using a formula contained in the equity line of credit agreement. CEL-SCI may request a drawdown once every 24 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Paul Revere Capital Partners and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      Using the formula contained in the equity line of credit agreement, if CEL-SCI had requested a drawdown on April 12, 2001, the maximum amount CEL-SCI could draw down during the subsequent 22 trading days would have been $365,304. Based upon the daily volume weighted average of CEL-SCI's common stock during these 22 trading days, CEL-SCI would have sold 273,635 shares of its common stock to Paul Revere Capital Partners and would have received $365,304 from the sale of these shares. For more details on the maximum drawdown amount, the calculation of the purchase price and the number of shares CEL-SCI will sell, see "Equity Line of Credit Agreement" beginning on page 7 of this prospectus.

      CEL-SCI is registering the shares of common stock issuable to Paul Revere Capital Partners under the equity line of credit, as well as the 200,800 shares underlying the warrants that CEL-SCI granted to Paul Revere Capital Partners. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Paul Revere Capital Partners. CEL-SCI will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as the selling shareholders hold shares of CEL-SCI's common stock or until these shares can be sold under an appropriate exemption from registration. CEL-SCI has agreed to bear the expenses of registering the shares, including Paul Revere Capital Partners's legal fees of $35,000, but not the expenses associated with selling the shares, such as broker discounts and commissions.

      As of May 24, 2001, CEL-SCI had 23,287,617 shares of common stock issued and outstanding. The number of outstanding shares does not reflect shares which may be issued upon the exercise and/or conversion of options, warrants or convertible notes. The shares offered by this prospectus, if sold, will represent approximately 26% of CEL-SCI's outstanding shares. See "Comparative Share Data".

      CEL-SCI will not receive any proceeds from the sale of the shares by Paul Revere Capital Partners. However, CEL-SCI will receive proceeds from any sale of common stock to Paul Revere Capital Partners under the equity line of credit agreement and upon the exercise of warrants held by Paul Revere Capital Partners, when, and if, it pays the exercise price in cash. CEL-SCI expects to use substantially all the net proceeds for general and administrative expenses, research and clinical trials.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation."

Results of Operations:

                                       Year Ended          Six Months Ended
                                 September 30, 2000         March 31, 2001
                                ---------------------       --------------

Investment Income and Other
  Revenues:                           $442,551               $337,696

Expenses:
Research and Development             4,978,714              4,821,261
Depreciation and Amortization          220,994                 99,934
General and Administrative           3,721,240              1,593,933
                                     ---------              ---------

Net Loss                           $(8,478,397)           $(6,177,432)
                                  ============           ============

Loss per common share
 (basic and diluted)                    $(0.44)               $(0.30)

Weighted average common
  Shares outstanding                19,259,190             20,653,439

Balance Sheet Data:

                                 September 30, 2000       March 31, 2001

Working Capital                   $11,725,940              $5,610,884
Total Assets                       13,808,882               7,307,450
Total Liabilities                     847,423                 409,783
Shareholders' Equity               12,961,459               6,897,667

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of their holdings of common stock. CEL-SCI does not make, nor has it authorized any other person to make, any representation about the future market value of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered by this prospectus

CEL-SCI Has Earned Only Limited Revenues and Has a History of Losses.
--------------------------------------------------------------------

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through March 31, 2001 CEL-SCI incurred net losses of approximately $(67,000,000). During the years ended September 30, 1998, 1999 and 2000 CEL-SCI suffered losses of $(6,442,683), $(7,490,725) and $(8,478,397)
respectively. CEL-SCI has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

      There can be no assurance CEL-SCI will be profitable. At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI. CEL-SCI does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to delay or postpone development and research expenditures which may influence Cel-Sci's ability to produce a timely and competitive product.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although the equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period may not satisfy CEL-SCI's capital needs.

    CEL-SCI has agreed that it will not enter into any other equity line of credit arrangement until the earlier of 24 months from the date of this prospectus, or sixty days after CEL-SCI has drawn the full $10,000,000 from the equity line of credit. Although the equity line of credit does not prohibit CEL-SCI from obtaining capital through other financing arrangements, the terms of the Series D warrants may hinder CEL-SCI's ability to obtain capital on favorable term. See "Comparative Share Data" for information concerning the terms of the Series D warrants. There can be no assurance that CEL-SCI will be able to obtain the funding needed for its future operations

If Cost Estimates for Clinical Trials and Research Are Inaccurate, CEL-SCI Will Require Additional Funding.

      CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If CEL-SCI's cost estimates are incorrect, CEL-SCI will need additional funding for its research efforts.

Any failure to obtain or any delay in obtaining  required  regulatory  approvals
may  adversely  affect  the  ability  of  CEL-SCI  or  potential   licensees  to
successfully market any products they may develop.

     Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by CEL-SCI, VTI or its licensees, and there can be no assurance that such approvals will be granted. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

CEL-SCI has, at the present time, only one source of multikine and if this source could not, for any reason, supply CEL-SCI with Multikine, CEL-SCI estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement.

      CEL-SCI has an agreement with an unrelated corporation for the production, until 2006, of Multikine for research and testing purposes. CEL-SCI does not know what cost it would incur to obtain an alternative source of supply.

There can be no assurance that CEL-SCI will achieve or maintain a competitive position or that other technological developments will not cause CEL-SCI's proprietary technologies to become uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's Patents Might Not Protect CEL-SCI's Technology from Competitors.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI. Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with Multikine.

CEL-SCI's Product Liability Insurance May Not Be Adequate to Protect CEL-SCI from Possible Losses.

      Although CEL-SCI has product liability insurance for Multikine and its HGP-30 vaccine, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

The Loss of Management and Scientific Personnel Could Adversely Affect CEL-SCI.
-------------------------------------------------------------------------------

      CEL-SCI is dependent for its success on the continued availability of its executive officers. The loss of the services of any of CEL-SCI's executive officers could have an adverse effect on CEL-SCI's business. CEL-SCI does not carry key man life insurance on any of its officers. CEL-SCI's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that CEL-SCI will be able to hire and retain such necessary personnel.

Shares Issuable in Connection with the Equity Line of Credit or Upon the Conversion of Options, Warrants and Convertible Securities May Depress the Price of CEL-SCI's Common stock.

      CEL-SCI has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of CEL-SCI's common stock. In some cases CEL-SCI has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to CEL-SCI and could hinder future financings by CEL-SCI.

      Until the options expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options may exercise them at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock and may adversely affect the ability of CEL-SCI to obtain additional capital in the future. The sale of the shares of common stock issuable upon the exercise of the options could adversely affect the market price of CEL-SCI's stock.

      In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to three private investors. The Series A warrants permit the holders of the warrants to purchase 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allowed the holders to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $2.4375 per share prior to certain fixed vesting dates, the first of which in December 2000. On the first fixed vesting date the price of CEL-SCI's common stock was $1.54. Pursuant to the terms of the Series B warrants, which have since expired, the holders of the warrants, in December 2000, received 273,834 additional shares of CEL-SCI's common stock.

      In March 2000, CEL-SCI sold an additional 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same three private investors. The Series C warrants permit the holders of the warrants to purchase 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants originally allowed the holders, to the extent they held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates, the first of which was in March 2001. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47. As a result, and in accordance with the terms of the Series D warrants, the private investors are entitled to receive 4,207,865 additional shares of CEL-SCI's common stock. The Series D warrants allow the investors, under certain circumstances, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event:

o    The price of CEL-SCI's common stock falls below $1.47 per share or

o CEL-SCI raises in excess of $1,000,000 at a price which is below either the then prevailing market price of CEL-SCI's common stock or $1.47 per share.

      The shares of common stock sold by CEL-SCI in the December 1999 and January 2000 private offerings have since been resold by the investors. The shares of common stock sold in the March 2000 private offering, as well as the shares of common stock issued or issuable upon the exercise of the Series A, C and D warrants are being offered for public sale by means of a separate registration statement which has been filed with the Securities and Exchange Commission. The sale of common stock issued or issuable upon the exercise of the Series A, B C and D warrants, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

     An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under the equity line of credit and upon the exercise of warrants held by Paul Revere Capital Partners. As CEL-SCI sells shares of its common stock to Paul Revere Capital Partners under the equity line of credit, and Paul Revere Capital Partners sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Paul Revere Capital Partners, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Although Paul Revere Capital Partners has agreed not to engage in any short selling during the term of the equity line of credit, any decline in the price of CEL-SCI's common stock may encourage short sales by others, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Equity Line of Credit Agreement" for more information concerning this equity line.

The Market Price for CEL-SCI's Common Stock is Volatile.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

                             COMPARATIVE SHARE DATA

                                                    Number of          Note
                                                     Shares          Reference

   Shares outstanding as of May 24, 2001           23,287,617

   Shares issuable pursuant to equity line of
     credit:                                        8,000,000            A.

   Shares issuable upon exercise of warrants          200,800            A.

      The number of shares outstanding as of May 24, 2001 excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by CEL-SCI. See table below.

Other Shares Which May Be Issued:
--------------------------------

     The following table lists additional shares of CEL-SCI's common stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by CEL-SCI:

                                                  Number of          Note
                                                   Shares         Reference

   Shares issuable upon exercise of               402,007              B.
   Series A warrants

   Shares issuable upon exercise of               413,344              C.
   Series C warrants

   Shares issuable upon exercise of             1,687,017              C.
   Series D warrants

   Shares issuable upon exercise of                25,000              D.
   sales agent warrants

   Shares issuable upon exercise of             1,100,000              E.
   warrants sold to investors in
   December 1997 private offering

   Shares issuable upon exercise of
   options granted to investor relations
   consultants                                    125,000              F.

   Shares issuable upon exercise of options
   and warrants granted to CEL-SCI's officers,
   directors, employees, consultants, and third
   parties                                      3,494,739              G.


A. An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under the equity line of credit agreement between CEL-SCI and Paul Revere Capital Partners. The 8,000,000 shares which may possibly be sold by Paul Revere Capital Partners assumes CEL-SCI draws the full $10,000,000 from the equity line of credit and sells its shares at a price of $1.25 per share. The price of $1.25 per share assumes an average market price of $1.40 per share less the 11% discount provided by the terms of the equity line. As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004. See "Equity Line of Credit Agreement" for more information concerning this equity line.

B. In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to a group of private investors for $2,800,000. The Series A warrants allow the holders to purchase up to 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allowed the holders, to the extent they held any shares purchased in the December 1999 and January 2000 offerings, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $2.4375 per share prior to certain fixed vesting dates, the first of which in December 2000. On the first fixed vesting date the price of CEL-SCI's common stock was less than $2.4375. As a result, and in accordance with the terms of the Series B warrants, the private investors were issued 273,834 shares of CEL-SCI's common stock. The shares of common stock sold by CEL-SCI in the December 1999 and January 2000 private offerings have since been resold by the investors and as a result no additional shares are issuable pursuant to the Series B warrants.

C. In March 2000, CEL-SCI sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to in Note A for $7,700,000. The Series C warrants allow the holders to purchase up to 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants originally allowed the holders, to the extent the held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates, the first of which was in March 2001. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47. As a result, and in accordance with the terms of the Series D warrants, the private investors are entitled to receive 4,207,865 additional shares of CEL-SCI's common stock, of which 2,520,848 shares had been issued as of May 24, 2001.

      The remaining fixed vesting dates for the purposes of the Series D warrants are:

                               September 21, 2001
                                 March 21, 2002
                               September 21, 2002
                                 March 21, 2003

      Other vesting dates will occur when an extraordinary event occurs, such as a change in the control of CEL-SCI, the bankruptcy or liquidation of CEL-SCI, or the failure of CEL-SCI's common stock to be listed on the American Stock Exchange, the NASDAQ Stock Market or the NASDAQ SmallCap market.

      Upon the occurrence of a vesting date, the additional shares (if any) which CEL-SCI will be required to issue to the holders of the Series D warrants will be determined in accordance with the following formula:

            [(C x PA) / A]  -  C

   C     =  The number of shares  purchased  by the Series D warrant  holder and not yet sold

  PA     =  The Adjustment Price from the immediately preceding vesting date or, with respect to the first vesting date, $1.47.

   A     =  Adjustment price, which is equal to the lesser of $1.47, or the average of the 10 lowest closing bid prices of CEL-SCI's common stock during the 30 trading days immediately preceding the vesting date.

      In addition to the foregoing, if CEL-SCI raises in excess of $1,000,000 through the sale of common stock, or securities convertible into common stock, at a price which is below either the then prevailing market price of CEL-SCI's common stock or the Adjustment Price from the immediately preceding vesting date, then the holders of the Series D warrants will be entitled to receive additional shares of CEL-SCI's common stock in accordance with the following formula:

            [(C x PA) / D]  -  C

            PA = The Adjustment Price from the immediately preceding vesting date, which was $1.47 as of March 31, 2001.

            C = The number of shares purchased by the Series D warrant holder and not yet sold on the date of the financing.

            D = An amount equal to the lesser of the average of the closing bid prices of CEL-SCI's common stock for the 10 trading days immediately preceding the date of the financing, or the price per share of the common stock, or common stock equivalent (as the case may be), sold in the financing.

      The actual number of additional shares issuable upon the exercise of the Series D warrants (if any) will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares (if any) which may be issued upon the exercise of the Series D warrants cannot be determined at this time. However, based upon the market price of CEL-SCI's common stock on April 12, 2001, CEL-SCI would not be required to issue any additional shares of its common stock if the Series D warrants were exercised as of that date.

D. In connection with CEL-SCI's December 1999 sale of common stock and warrants, Reedland Capital Partners, a division of Financial West Group, acted as the sales agent for such offering and received a commission of $125,000 plus Series A warrants to purchase 25,000 shares of CEL-SCI's common stock. The sales agent warrants are exercisable at a price of $2.925 per share at any time prior to December 8, 2002.

E. In December 1997, CEL-SCI sold 10,000 shares of its Series D Preferred Stock, and 1,100,000 warrants, to ten institutional investors for $10,000,000. All Series D Preferred shares were subsequently converted into 5,201,400 shares of CEL-SCI's common stock. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $8.62 at any time prior to December 22, 2001. Warrants for the purchase of 550,000 shares of common stock are exercisable at a price of $9.31 at any time prior to December 22, 2001. As of April 12, 2001 none of the warrants had been exercised.

F. CEL-SCI has granted options for the purchase of 125,000 shares of common stock to certain investor relations consultants in consideration for services provided to CEL-SCI. The options are exercisable at prices ranging between $2.50 and $5.00 per share and expire between June 2000 and February 2004.

G. The options are exercisable at prices ranging from $1.18 to $11.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

      The shares referred to in note A are being offered for sale to the public by means of this prospectus. The other shares referred to above are being offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                        MARKET FOR CEL-SCI'S COMMON STOCK

      As of May 24, 2001 there were approximately 2,800 record holders of CEL-SCI's common stock. CEL-SCI's common stock is traded on the American Stock Exchange. Set forth below are the range of high and low quotations for CEL-SCI's common stock for the periods indicated as reported the American Stock Exchange. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

         Quarter Ending                High             Low
         --------------                ----             ---
          12/31/98                     $3.50            $1.50
           3/31/99                     $2.75            $1.63
           6/30/99                     $3.38            $1.81
           9/30/99                     $3.81            $1.88

          12/31/99                     $3.06            $2.18
           3/31/00                     $9.87            $2.25
           6/30/00                     $6.37            $2.75
           9/30/00                     $3.56            $2.20

          12/31/00                     $2.54            $1.00
           3/31/01                     $3.30            $1.30

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's Preferred Stock would allow CEL-SCI's directors to issue Preferred Stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's Common Stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included in this prospectus.

                                    For the Years Ended September 30,
                           ----------------------------------------------------
                           2000        1999        1998      1997       1996
                           ----        ----        ----      ----       ----
Investment Income and
  Other Revenues:       $442,551    $469,518   $792,994  $ 438,145  $ 322,370

Expenses:
Research and Develop-
  ment                 4,978,714   4,461,051  3,833,854  6,011,670  3,471,477
Depreciation and
  Amortization           220,994     268,210    295,331    313,547    290,829
General and Adminis-
  trative              3,721,240   3,230,982  3,106,492  2,302,386  2,882,958
Equity in loss of
  joint venture               --          --         --         --      3,772
                     ----------------------------------------------------------


Net Loss         $(8,478,397) $(7,490,725) $(6,442,683) $(8,189,458)$(6,326,666)
                 ===========   =========== ===========   ==========  ==========

Loss per common share
(basic and diluted)       $(0.44)     $(0.52)    $(0.74)   $(1.00)     $(1.16)

Weighted average common
  Shares outstanding  19,259,190  14,484,352 11,379,437  9,329,419  6,425,316

                                                 Six Months Ended March 31,
                                               ----------------------------
                                               2001               2000
                                               ----               ----

Investment Income and Other
  Revenues:                                 $337,696           $135,848

Expenses:
Research and Development                   4,821,261          2,487,290
Depreciation and Amortization                 99,934            143,337
General and Administrative                 1,593,933          2,067,469
                                           ---------          ---------

Net Loss                                 $(6,177,432)       $(4,562,248)
                                         ============       ============

Loss per common share
  (basic and diluted)                         $(0.30)            $(0.25)

Weighted average common
  shares outstanding                      20,563,439         18,071,192

Balance Sheet Data:
------------------
                                          September 30,
                       --------------------------------------------------------
                         2000        1999        1998       1997         1996
                         ----        ----        ----       ----         ----

Working Capital    $11,725,940  $6,152,715  $12,926,014  $4,581,247  $10,266,104
Total Assets        13,808,882   7,559,772   14,431,813   6,334,397   11,878,370
Total Liabilities      847,423     461,586      456,529     508,617      294,048
Shareholders'
  Equity            12,961,459   7,098,186   13,975,284   5,825,780   11,584,322

                                March 31, 2001

Working Capital                 $5,610,884
Total Assets                     7,307,450
Total Liabilities                  409,783
Shareholders' Equity             6,897,667

No dividends have been declared on CEL-SCI's common stock.

Results of Operations

Six Months Ended March 31, 2001

      Interest income during the six months ending March 31, 2001 was higher than the same quarter in 2000 as a result of CEL-SCI's larger cash position. Research and development expenses were significantly higher because of the expenses incurred in the validation of the new manufacturing facilities at Bio Science Contract Production Corp. CEL-SCI's expenditures will decrease significantly in the next quarter since the validation work at Bio Science Contact Production Corp. has been completed.

Fiscal 2000

      Interest income during the year ended September 30, 2000 reflects interest received and accrued on investments. Research and development expense in 2000 is higher than in 1999 because CEL-SCI is running more and larger clinical trials. General and administrative expenses have increased due to the lawsuit brought by former directors which was settled in May of 2000.

Fiscal 1999

    Interest income during the year ending September 30, 1999 reflects interest received and accrued on investments. Interest income decreased as CEL-SCI used the proceeds of the sale of the Series D Preferred Stock. Research and development expense in 1999 was higher than in 1998 because CEL-SCI is running more and larger clinical trials. General and administrative expenses have increased due to the addition of more employees needed for the increased activity level.

Fiscal 1998

      Interest income during the year ending September 30, 1998 reflects interest accrued on investments. Interest income increased from fiscal 1997 due to the investment of the proceeds of the sale of the Series D Preferred Stock. Research and development expenses in 1998 are substantially less then the prior period since the costs of acquiring the MULTIKINE license and the L.E.A.P.S. technology were expensed in fiscal 1997. General and administrative expenses increased due to additional employees needed for CEL-SCI's increased activity level and charges ($587,377) for options granted to persons other than employees with exercise prices equal to prevailing market prices at the time of grant.

Liquidity and Capital Resources

     CEL-SCI has had only limited revenues from operations since its inception in March l983. CEL-SCI has relied upon proceeds realized from the public and private sale of its Common Stock to meet its funding requirements. Funds raised by CEL-SCI have been expended primarily in connection with the acquisition of an exclusive worldwide license to certain patented and unpatented proprietary technology and know-how relating to the human immunological defense system, patent applications, the repayment of debt, the continuation of Company-sponsored research and development, administrative costs and construction of laboratory facilities. Inasmuch as CEL-SCI does not anticipate realizing revenues until such time as it enters into licensing arrangements regarding the technology and know-how licensed to it (which could take a number of years), CEL-SCI is mostly dependent upon the proceeds from the sale of its securities to meet all of its liquidity and capital resource requirements.

      In August 1996, CEL-SCI sold, in a private transaction, 5,000 shares of its Series B Convertible Preferred Stock for $5,000,000 or $1,000 per share. Prior to December 20, 1996, 1,900 Series B Preferred Shares were converted into 527,774 shares of CEL-SCI's common stock. In December 1996 CEL-SCI repurchased 2,850 Series B Preferred Shares for $2,850,000 plus warrants which allowed the holders to purchase up to 99,750 shares of CEL-SCI's common stock for $4.25 per share at any time prior to December 15, 1999. CEL-SCI raised funds required for this repurchase from the sale of its Series C Preferred Stock. In May 1997 all remaining 250 shares of the Series B Preferred Stock were converted into 69,444 shares of common stock. In October 1997 17,500 warrants were exercised at $4.25 per share. On December 15, 1999 the remaining 82,250 warrants expired.

       In December 1997, CEL-SCI sold 10,000 shares of its Series D Convertible Preferred Stock, 550,000 Series A Warrants and 550,000 Series B Warrants, to ten institutional investors for $10,000,000. Each Series A Warrant allows the holder to purchase one share of CEL-SCI's common stock for $8.62 at any time prior to December 22, 2001. Each Series B Warrant allows the holder to purchase one share of CEL-SCI's Common Stock for $9.31 at any time prior to December 22, 2001.

CEL-SCI has filed a registration statement with the Securities and Exchange Commission covering the sale of the common stock issuable upon the conversion of the Series D Preferred Stock and/or the exercise of the Series A and Series B Warrants. As of December 15, 1999 all Series D Preferred Shares had been converted into 5,201,460 shares of CEL-SCI's common stock. None of the Series A or Series B warrants have been exercised.

      In December 1999 and January 2000, CEL-SCI sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to a group of private investors for $2,800,000. The Series A warrants allow the holders to purchase up to 402,007 shares of CEL-SCI's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allowed the holders, to the extent they held any shares purchased in the December 1999 and January 2000 offerings, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $2.4375 per share prior to certain fixed vesting dates, the first of which in December 2000. On the first fixed vesting date the price of CEL-SCI's common stock was $1.54. As a result, and in accordance with the terms of the Series B warrants, the private investors were issued 273,834 shares of CEL-SCI's common stock. The shares of common stock sold by CEL-SCI in the December 1999 and January 2000 private offerings have since been resold by the investors and as a result no additional shares are issuable pursuant to the Series B warrants.

      In March 2000, CEL-SCI sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000. The Series C warrants allow the holders to purchase up to 413,344 shares of CEL-SCI's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants originally allowed the holders, to the extent they held any shares purchased in the March 2000 offering, to acquire additional shares of CEL-SCI's common stock at a nominal price in the event the price of CEL-SCI's common stock fell below $7.50 per share prior to certain fixed vesting dates, the first of which was in March 2001. On the first fixed vesting date the price of CEL-SCI's common stock was $1.47. As a result, and in accordance with the terms of the Series D warrants, the private investors are entitled to receive 4,207,865 additional shares of CEL-SCI's common stock, of which 2,520,848 shares have been issued as of May 24, 2001.

      During fiscal 2001, CEL-SCI expects that it will spend approximately $6,000,000 on research, development, and clinical trials. CEL-SCI plans to use its existing financial resources as well as the proceeds from the sale of its common stock under the equity line of credit agreement with Paul Revere Capital Partners to fund its capital requirements during this period.

      Other than funding its research and development program, CEL-SCI does not have any material capital commitments.

      It should be noted that substantial additional funds will be needed for more extensive clinical trials which will be necessary before CEL-SCI will be able to apply to the FDA for approval to sell any products which may be developed on a commercial basis throughout the United States. In the absence of revenues, CEL-SCI will be required to raise additional funds through the sale of securities, debt financing or other arrangements in order to continue with its research efforts. However, there can be no assurance that such financing will be available or be available on favorable terms.

                                    BUSINESS

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of the drugs and vaccines described below.

MULTIKINE

     CEL-SCI's first, and main, product, MULTIKINE(TM), manufactured using CEL-SCI's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. MULTIKINE is being tested to determine if it is effective in improving the immune response of cancer patients.

      MULTIKINE has been tested in over 150 patients in the past few years in clinical trials conducted in the U.S., Canada, Europe and Israel. Most of these patients were head and neck cancer patients, but some studies were also conducted in prostate cancer patients and HIV-infected patients. The safety profile was found to be very good and CEL-SCI believes that the tumor response data suggest that further studies are warranted.

      CEL-SCI's primary focus for the development of MULTIKINE is to prove its usefulness in the treatment of head and neck cancer, which constitutes about 6% of all cancer worldwide. CEL-SCI is currently conducting several additional head and neck cancer studies to determine the best regimen for treating the patients.

      With a secondary focus, CEL-SCI is also conducting studies with MULTIKINE in prostate cancer patients and started a cervical cancer study in May 2001. Although CEL-SCI has the approval to start a 20 patient breast cancer study in Israel, given the current problems in that region, CEL-SCI will not pursue this study at the present time.

      The function of the immunological system is to protect the body against infectious agents, including viruses, bacteria, parasites and malignant (cancer) cells. An individual's ability to respond to infectious agents and to other substances (antigens) recognized as foreign by the body's immune system is critical to health and survival. When the immune response is adequate, infection is usually combated effectively and recovery follows. Severe infection can occur when the immune response is inadequate. Such immune deficiency can be present from birth but, in adult life, it is frequently acquired as a result of intense sickness or as a result of the administration of chemotherapeutic drugs and/or radiation. It is also recognized that, as people reach middle age and thereafter, the immune system grows weaker.

     Two classes of white blood cells, macrophages and lymphocytes, are believed to be primarily responsible for immunity. Macrophages are large cells whose principal immune activity is to digest and destroy infectious agents. Lymphocytes are divided into two sub-classes. One sub-class of lymphocytes, B-cells, produces antibodies in response to antigens. Antibodies have unique combining sites (specificities) that recognize the shape of particular antigens and bind with them. The combination of an antibody with an antigen sets in motion a chain of events which may neutralize the effects of the foreign substance. The other sub-class of lymphocytes, T-cells, regulates immune responses. T-cells, for example, amplify or suppress antibody formation by B-cells, and can also directly destroy "foreign" cells by activating "killer cells."

      It is generally recognized that the interplay among T-cells, B-cells and the macrophages determines the strength and breadth of the body's response to infection. It is believed that the activities of T-cells, B-cells and macrophages are controlled, to a large extent, by a specific group of hormones called cytokines. Cytokines regulate and modify the various functions of both T-cells and B-cells. There are many cytokines, each of which is thought to have distinctive chemical and functional properties. IL-2 is but one of these cytokines and it is on IL-2 and its synergy with other cytokines that CEL-SCI has focused its attention. Scientific and medical investigation has established that IL-2 enhances immune responses by causing activated T-cells to proliferate. Without such proliferation no immune response can be mounted. Other cytokines support T-cell and B-cell proliferation. However, IL-2 is the only known cytokine which causes the proliferation of T-cells. IL-2 is also known to activate B-cells in the absence of B-cell growth factors.

      Although IL-2 is one of the best characterized cytokines with anticancer potential, CEL-SCI is of the opinion that to have optimum therapeutic value, IL-2 should be administered not as a single substance but rather as a mixture of IL-2 and certain cytokines, i.e. as a "cocktail". This approach, which was pioneered by CEL-SCI, makes use of the synergism between these cytokines. It should be noted, however, that neither the FDA nor any other agency has determined that CEL-SCI's MULTIKINE product will be effective against any form of cancer.

      It has been reported by researchers in the field of cytokine research that IL-2 can increase the number of killer T-cells produced by the body, which improves the body's capacity to selectively destroy specific tumor cells. Research and human clinical trials sponsored by CEL-SCI have indicated a correlation between administration of MULTIKINE to cancer patients and immunological responses. On the basis of these experimental results, CEL-SCI believes that MULTIKINE may have application for the treatment of solid tumors in humans.

      In November 1990, the Florida Department of Health and Rehabilitative Services ("DHRS") gave the physicians at a southern Florida medical institution approval to start a clinical cancer trial in Florida using CEL-SCI's MULTIKINE product. The focus of the trial was unresectable head and neck cancer.

      In 1991, four patients with regionally advanced squamous cell cancer of the head and neck were treated with CEL-SCI's MULTIKINE product. The patients had previously received radical surgery followed by x-ray therapy but developed recurrent tumors at multiple sites in the neck and were diagnosed with terminal cancer. The patients had low levels of lymphocytes and evidence of immune deficiency (generally a characteristic of this type of cancer).

      Significant tumor reduction occurred in three of the four patients as a result of the treatment with MULTIKINE. Negligible side effects were observed and the patients were treated as outpatients. Notwithstanding the above, it should be noted that these trials were only preliminary and were only conducted on a small number of patients. It remains to be seen if MULTIKINE will be effective in treating any form of cancer.

      These results caused CEL-SCI to embark on a major manufacturing program for MULTIKINE with the goal of being able to produce a drug that would meet the stringent regulatory requirements for advanced human studies. This program included building a pilot scale manufacturing facility.

      Since that time, MULTIKINE has been well tolerated in clinical studies involving more than 150 patients. Some of the more recent clinical data were presented at the 5th International Congress on Head and Neck Cancer in San Francisco in August, 2000. The study enrolled advanced primary head and neck cancer patients who were treated prior to surgery and/or radiation for 2 weeks. Dr. Dudkevitch from the Department of Otolaryngology at the Rabin Medical Center, Israel, presented data showing that, of the 12 patients treated, two patients had a complete tumor response (100% tumor reduction) following the 2-week treatment with the MULTIKINE regimen. He also noted that upon histopathological examination of the tissue removed during surgery, no tumor residues were found in those patients. Another 4 patients showed a partial (greater than 50%) tumor reduction and six patients had tumor reductions of less than 50%. Two patients refused surgery after treatment with MULTIKINE.

      The researcher also reported that several of the patients had increased tongue mobility and/or reduction or elimination of local pain. These are considered to be important indicators for the patient's quality of life. There were no tumor progressions or adverse local changes, nor was there evidence of toxicity from MULTIKINE. Both recovery after operation and wound healing were normal.

      A substantial part of the oral presentation was spent on a discussion of the pathology findings. The researchers reported that from biopsy samples of 10 patients analyzed before and after treatment, an increase in the degree of lymphocytic infiltration was noted in 5 patients. Of special interest was the new post-treatment appearance of multinucleated histiocytes in 5 patients with significant tumor reductions. The multinucleated histiocytes were detected in two specific locations, namely around the keratin debris and in the tumor-stroma interface, and they appear to be actively engulfing the tumor cells.

      Promising results were also seen in other clinical studies, most of which tested different dosages and routes of administration, although tumor reductions were not as significant as those noted in the Israeli study. The focus of several new studies involving an additional 80 patients is to define the best treatment regimen for Multikine.

      CEL-SCI also started a Phase I clinical trial with Edmund Tramont, M.D., of the University of Maryland Biotechnology Institute's (UMBI) in May 2001 in HIV and HPV (Human Papilloma Virus) co-infected women with cervical cancer. The goal of the study is to obtain safety and preliminary efficacy data on Multikine as a treatment for pre-cancerous lesions of the cervix (dysplasia) and human cancer/neoplasia. Most cervical dysplasia and cancer is due to infection with HPV. The rationale for using MULTIKINE in the treatment of cervical cancer is that MULTIKINE will help correct this defect and safely boost the patients' immune systems to a point where their immune systems can fight and eliminate the virally induced cancer.

      Similar efforts are underway in prostate cancer. However, due to the size of CEL-SCI's clinical department, CEL-SCI has been unable to move aggressively in this area.

      In November 2000, CEL-SCI concluded a development, supply and distribution agreement with Orient Europharma of Taiwan. The agreement gives Orient Europharma the exclusive marketing rights to Multikine for all cancer indications in Taiwan, Singapore, Hong Kong and Malaysia. The agreement provides for Orient Europharma to fund the clinical trials needed to obtain marketing approvals in the four countries for head and neck cancer, nasal pharyngeal cancer and potentially cervical cancer, which are very prevalent in Far East Asia. CEL-SCI may use the clinical data generated in these trials to support applications for marketing approvals for Multikine in other parts of the world.

      Under the agreement, CEL-SCI will manufacture Multikine and Orient Europharma will purchase the product from CEL-SCI for distribution in the territory. Both parties will share in the revenue from the sale of Multikine.

      Head and neck cancer is the sixth most frequently occurring cancer worldwide, with an incidence of 500,000 annually. Recent statistics show no reduction in head and neck cancer mortality, but rather a dramatic increase of the disease in certain segments of the population. This cancer is most frequently found in men in their 50's or early 60's with a history of smoking and alcohol consumption. Conventional treatment calls for either surgery, which can be extremely disfiguring, or radiation and chemotherapy, both of which are associated with very unpleasant side-effects.

      Proof of efficacy for anti-cancer drugs is a lengthy and complex process. At this early stage of clinical investigation, it remains to be proven that MULTIKINE will be effective against any form of cancer. Even if some form of MULTIKINE is found to be effective in the treatment of cancer, commercial use of MULTIKINE may be several years away due to extensive safety and effectiveness tests that would be necessary before required government approvals are obtained. It should be noted that other companies and research teams are actively involved in developing treatments and/or cures for cancer, and accordingly, there can be no assurance that CEL-SCI's research efforts, even if successful from a medical standpoint, can be completed before those of its competitors.

      CEL-SCI uses an unrelated corporation for certain aspects of the production of MULTIKINE for research and testing purposes. The agreement with this corporation expires in 2006.

T-CELL MODULATION PROCESS

     In January 1996, CEL-SCI acquired a new patented T-cell Modulation Process which uses "heteroconjugates" to direct the body to choose a specific immune response. The heteroconjugate technology, referred to as L.E.A.P.S. (Ligand Epitope Antigen Presentation System), is intended to selectively stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections and cancer, when it cannot do so on its own. Administered like vaccines, L.E.A.P.S. combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

      The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

      CEL-SCI intends to use this technology to develop potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, AIDS, malaria, tuberculosis, prostate cancer and breast cancer.

      In August 1996, CEL-SCI signed a Cooperative Research and Development Agreement ("CRADA") with the Naval Medical Research Institute of the U.S. Navy to jointly develop a potential malaria vaccine using CEL-SCI's L.E.A.P.S. technology. This agreement was extended in 1998 and again in 2000. Malaria affects about 300-500 million people per year and is responsible for about 2.7 million deaths annually. It is a parasitic disease transmitted by mosquitoes. As with tuberculosis, the emergence of drug resistant strains is a major problem, as is the emergence of mosquitoes which are resistant to traditional insecticides. While at present the number of malaria cases is not a major problem in the continental U.S., there are an increasing number of cases involving Americans bringing the disease home from overseas travels. Currently, there is no approved malaria vaccine anywhere in the world.

      The large majority of the malaria studies were conducted in outbred CD-1 mice, which may be more representative of a human population than inbred mice. Protection against rodent malaria in those experiments was observed in 62-70% of the vaccinated animals compared to protection levels between 0-30% observed in the control groups.

      The L.E.A.P.S. construct used in this study was a combination of a peptide representing a mouse malaria epitope linked to another peptide, called the T-cell binding ligand, which was designed to specifically stimulate the immune system. Each of these two peptides was given individually as a control. In all experiments, the level of protection achieved after immunization with the L.E.A.P.S. construct was significantly higher than when the two peptides were given individually.

      The studies showed that the protective immune responses required the presence of T- cells having a marker called CD4, typically found on helper T-cells, as well as the presence of gamma Interferon, which suggests that a cellular immune response may be involved in protection.

     In October 1996, CEL-SCI and Northeastern Ohio University College of Medicine signed a Collaborative Research Agreement to jointly identify and evaluate Herpes Simplex Virus related peptides. This study made use of CEL-SCI's LEAPS technology which combines T-cell binding ligands with small, disease associated, peptide antigens. In the past, some vaccines have worked simply by vaccination with viral proteins (e.g. hepatitis B) to immunize patients. In the case of herpes simplex, that strategy has yet to be proven successful. The purpose of adding the T-cell binding ligand was to increase the effectiveness of the vaccine by directing the immune response to react in the way most likely to eliminate or control the disease agent. To test this hypothesis in herpes simplex, the researchers administered the vaccine with a T-cell binding ligand to one group of mice in order to direct the immune response to the cellular side, which is thought to be protective. The researchers also administered the vaccine to a separate group of mice using a different T-cell binding ligand to direct the immune response to the humoral (antibody) side, which is thought to be non-protective. For both vaccines, the herpes simplex peptide was kept the same. The results of the study indicated that the immunizations allowed the mice to resolve the infection quicker and more effectively resulting in minimal symptoms and mortality. The vaccine inducing a cellular immune response was protective while the vaccine inducing a humoral (antibody) immune response was not protective and actually accelerated disease progression. Two studies with different herpes simplex peptides also showed protection, confirming the results from the prior study. Research conducted pursuant to this study may lead to the future development of a herpes simplex vaccine.

      In May 1998, CEL-SCI announced the receipt of a Phase I $100,000 research grant to fund further animal studies with its herpes simplex vaccine. This grant was given pursuant to the Small Business Innovation Research Program of the National Institute of Allergy and Infectious Diseases.

      In October 2000, CEL-SCI received approval for funding of a Phase II grant from the National Institute of Allergy and Infectious Diseases. This grant was awarded following the successful completion of studies, funded by the Phase I grant, which showed increased protection from death in an animal challenge model of herpes simplex. The Phase II grant, worth about $764,000 over two years, will support the further development of a herpes simplex virus vaccine based on CEL-SCI's L.E.A.P.S. technology.

      Conservative estimates of those individuals who have genital infections are 30-40 million in the U.S. Oral herpetic infections are of a greater frequency. In newborns or in immunosuppressed patients (e.g. AIDS), herpes can lead to serious illness and death. Vaccination against herpes simplex virus may prevent or treat herpes simplex infection. Unlike most other viruses, once infected, a herpes virus remains in hiding within an individual and is reactivated often by stress-inducing factors. For some individuals, recurrences may take place on a monthly basis. Although there are antiviral drugs which are used to prevent serious disease and lessen the symptoms, there is currently no method to effectively prevent initial infection, to eliminate the virus from an infected person, or to prevent recurrences.

      Scientists at Northeastern Ohio University College of Medicine have been working on methods of treating and detecting the herpes virus for over fifteen years.

      In November 1999, CEL-SCI announced a collaborative study for the treatment, and possible prevention, of autoimmune myorcarditis with researchers at the Department of Pathology, the Johns Hopkins Medical Institutions, Baltimore, Maryland.

      Myocarditis, an autoimmune disease affecting the heart muscle, is thought to be caused by an attack on the patient's heart muscle by his/her own immune cells and antibodies. Myocarditis is a precursor to dilated cardiomyopathy, which is an end stage cardiac disease usually requiring a heart transplant. The incidence of dilated cardiomyopathy is about 200,000 people in the United States alone. The current treatments are not curative.

      The study will use L.E.A.P.S.(TM) technology, as well as a technology recently developed at CEL-SCI and called AdapT (Antigen Directed Apoptosis). The AdapT technology is designed to lead to the removal, in an antigen specific (highly targeted) manner, of only those immune system cells that cause the disease, thereby leaving the remainder of the immune response intact and subsequently able to defend against other diseases.

      The goal of the first phase of this animal study is to establish the animal model of autoimmune myocarditis, using the L.E.A.P.S technology. In the second phase, AdapT and L.E.A.P.S. derived peptides may be used, in the case of the L.E.AP.S., to divert immune responses away from the disease-causing immune system cells or, in the case of AdapT, to remove the disease-causing immune system cells.

      If the L.E.A.P.S. or AdapT technologies are shown to work in the animal model for myocarditis, additional studies may be started to test this new approach for the treatment of other autoimmune diseases as well.

      In November 1999, CEL-SCI also announced that it has entered into a research collaboration agreement with research scientists at the Max-Delbruck Center for Molecular Medicine in Berlin, Germany. The goal of the collaboration is to develop a therapeutic vaccine for breast and/or colon cancer.

      The collaboration will make use of the L.E.A.P.S. technology, in combination with the specialized cancer antigen and animal testing model knowledge of the team in Berlin. The work is being conducted under the umbrella of the Biological Therapeutic Development Group of the European Office for Research and Treatment of Cancer.

     The L.E.A.P.S. technology was acquired from Cell-Med, Incorporated ("CELL-MED") in consideration for CEL-SCI's payment of $56,000 plus the issuance, during 1996, of 33,378 shares of CEL-SCI's common stock. CEL-SCI must pay CELL-MED additional payments of up to $600,000, depending upon CEL-SCI's ability to obtain regulatory approval for clinical studies using the technology. In addition, should CEL-SCI receive FDA approval for the sale of any product incorporating the technology, CEL-SCI is obligated to pay CELL-MED an advance royalty of $500,000, a royalty of 5% of the sales price of any product using the technology, plus 15% of any amounts CEL-SCI receives as a result of sublicensing the technology. So long as CEL-SCI retains rights in the technology, CEL-SCI has also agreed to pay the future costs associated with pursuing and/or maintaining CELL-MED's patents and patent applications relating to the technology. The technology obtained from CELL-MED is covered by several U.S. and European patents. Additional patent applications are pending.

AIDS VACCINE

      Prior to 2001, CEL-SCI was involved in the development of a preventive vaccine against HIV infection. During 2000 CEL-SCI completed Phase II human clinical trials with this vaccine in the Netherlands. The vaccine, which is derived from CEL-SCI's HGP-30 technology, is primarily directed against HIV subtype C, the most prevalent HIV subtype in Africa and other third world countries. HGP-30 is a thirty amino acid region of the p17 core protein of HIV. CEL-SCI holds proprietary rights to certain synthesized components of the p17 core protein. The HGP-30 vaccine differs from most other vaccine candidates in that its active component, the HGP-30 peptide, is derived from the p17 core protein particles of the virus. Since HGP-30 is a totally synthetic molecule containing no live virus, it cannot cause infection. Unlike the envelope (i.e. outside) proteins, the p17 region of the AIDS virus appears to be relatively non-changing. HGP-30 may also be effective in treating persons infected with the AIDS virus. Currently CEL-SCI is no longer pursuing further development of its AIDS vaccine and is attempting to license this technology to a third party.

RESEARCH AND DEVELOPMENT

      Since 1983, and through September 30, 2000, approximately $32,245,000 has been expended on CEL-SCI-sponsored research and development, including approximately $4,982,000, $4,461,000 and $3,834,000, respectively during the years ended September 30, 2000, 1999 and 1998.

      The costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses have been funded with the public and private sales of shares of CEL-SCI's common stock and borrowings from third parties, including affiliates of CEL-SCI.

     CEL-SCI has a Scientific Advisory Board ("SAB") comprised of scientists distinguished in biomedical research in the field of cytokines and related areas. From time to time, members of the SAB advise CEL-SCI on its research activities. Institutions with which members of the SAB are affiliated have in the past conducted and may in the future conduct Company-sponsored research. The SAB has in the past and may in the future, at its discretion, invite other scientists to opine in confidence on the merits of CEL-SCI-sponsored research. Members of the SAB receive $500 per month from CEL-SCI.

      The members of CEL-SCI's SAB are:

     Evan M. Hersh, M.D. - Professor of Medicine, Microbiology and Immunology, Assistant Director of Experimental Therapeutics and Translational Research, Arizona Cancer Center, Tucson.

     Michael J. Mastrangelo, M.D. - Professor of Medicine, Jefferson Medical College, Philadelphia, Pennsylvania; and Associate Clinical Director, Jefferson Cancer Center, Philadelphia, Pennsylvania.

     Alan B. Morris, Ph.D. - Professor, Department of Biological Sciences, University of Warwick, Coventry, U.K.

     Edmond C. Tramont, M.D. - Associate Director of The Institute of Human Virology, University of Maryland Biotechnology Institute.

GOVERNMENT REGULATION

      The investigational agents and future products of CEL-SCI are regulated in the United States under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and the laws of certain states. The Federal Food and Drug Administration (FDA) exercises significant regulatory control over the clinical investigation, manufacture and marketing of pharmaceutical and biological products.

      Prior to the time a pharmaceutical product can be marketed in the United States for therapeutic use, approval of the FDA must normally be obtained. Certain states, however, have passed laws which allow a state agency having functions similar to the FDA to approve the testing and use of pharmaceutical products within the state. In the case of either FDA or state regulation, preclinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required in order to establish product safety and efficacy.

      The first stage of evaluation, preclinical testing, must be conducted in animals. After lack of toxicity has been demonstrated, the test results are submitted to the FDA (or state regulatory agency) along with a request for clearance to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of humans under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

      After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to test the product's ability to treat or prevent a specific disease, and the results are analyzed for clinical efficacy and safety. If the results appear to warrant confirmatory studies, the data is submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new biological drug are submitted to the FDA as part of a product license application ("PLA"), a New Drug Application ("NDA") or Biologics License Application ("BLA"), depending on the type or derivation of the product being studied.

      In addition to obtaining FDA approval for a product, a biologics establishment license application ("ELA") may need to be filed in the case of biological products derived from blood, or not considered to be sufficiently well characterized, in order to obtain FDA approval of the testing and manufacturing facilities in which the product is produced. To the extent all or a portion of the manufacturing process for a product is handled by an entity other than CEL-SCI, CEL-SCI must similarly receive FDA approval for the other entity's participation in the manufacturing process. Domestic manufacturing establishments are subject to inspections by the FDA and by other Federal, state and local agencies and must comply with Good Manufacturing Practices ("GMP") as appropriate for production. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full technical compliance.

      The process of drug development and regulatory approval requires substantial resources and many years. Approval of drugs and biologicals by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

      There are no assurances that clinical trials conducted under approval from state authorities or conducted in foreign countries will be accepted by the FDA. Product licensure in a foreign country does not mean that the product will be licensed by the FDA and there are no assurances that CEL-SCI will receive any approval of the FDA or any other governmental entity for the manufacturing and/or marketing of a product. Consequently, the commencement of the marketing of any Company product is, in all likelihood, many years away.

      There can be no assurance that CEL-SCI will be successful in obtaining approvals from any regulatory authority to conduct further clinical trials or to manufacture and sell its products. The lack of regulatory approval for CEL-SCI's products will prevent CEL-SCI from generally marketing its products. Delays in obtaining regulatory approval or the failure to obtain regulatory approval in one or more countries may have a material adverse impact upon CEL-SCI's operations.

COMPETITION AND MARKETING

     Many companies, nonprofit organizations and governmental institutions are conducting research on cytokines. Competition in the development of therapeutic agents incorporating cytokines is intense. Large, well-established pharmaceutical companies are engaged in cytokine research and development and have considerably greater resources than CEL-SCI has to develop products. The establishment by these large companies of in-house research groups and of joint research ventures with other entities is already occurring in these areas and will probably become even more prevalent. In addition, licensing and other collaborative arrangements between governmental and other nonprofit institutions and commercial enterprises, as well as the seeking of patent protection of inventions by nonprofit institutions and researchers, could result in strong competition for CEL-SCI. Any new developments made by such organizations may render CEL-SCI's licensed technology and know-how obsolete.

     Several biotechnology companies are producing IL-2-like compounds. CEL-SCI believes, however, that it is the only producer of a patented IL-2 product using a patented cell-culture technology with normal human cells. CEL-SCI foresees that its principle competition will come from producers of genetically-engineered IL-2-like products. However, it is CEL-SCI's belief, based upon growing scientific evidence, that its natural IL-2 products have advantages over the genetically engineered, IL-2-like products. Evidence indicates that genetically engineered, IL-2-like products, which lack sugar molecules and typically are not water soluble, may be recognized by the immunological system as a foreign agent, leading to a measurable antibody build-up and thereby possibly voiding their therapeutic value. Furthermore, CEL-SCI's research has established that to have optimum therapeutic value IL-2 should be administered not as a single substance but rather as an IL-2-rich mixture of certain cytokines and other proteins, i.e. as a "cocktail". If these differences prove to be of importance, and if the therapeutic value of its MULTIKINE product is conclusively established, CEL-SCI believes it will be able to establish a strong competitive position in a future market.

      CEL-SCI has not established a definitive plan for marketing nor has it established a price structure for CEL-SCI's saleable products. However, CEL-SCI intends, if CEL-SCI is in a position to begin commercialization of its products, to enter into written marketing agreements with various major pharmaceutical firms with established sales forces. The sales forces in turn would probably target CEL-SCI's products to cancer centers, physicians and clinics involved in immunotherapy.

      CEL-SCI may encounter problems, delays and additional expenses in developing marketing plans with outside firms. In addition, CEL-SCI may experience other limitations involving the proposed sale of its products, such as uncertainty of third-party reimbursement. There is no assurance that CEL-SCI can successfully market any products which they may develop or market them at competitive prices.

      Some of the clinical trials funded to date by CEL-SCI have not been approved by the FDA, but rather have been conducted pursuant to approvals obtained from certain states and foreign countries. Conducting clinical studies in foreign countries is normal industry practice since these studies can often be completed in less time and are less expensive than studies conducted in the U.S. Conducting clinical studies in foreign countries is also beneficial since CEL-SCI will need the approval from a foreign country prior to the time CEL-SCI can market any of its drugs in the foreign country. However, since the results of these clinical trials may not be accepted by the FDA, competitors which are conducting clinical trials approved by the FDA may have an advantage in that the products of such competitors are further advanced in the regulatory process than those of CEL-SCI. CEL-SCI is conducting its trials in compliance with internationally recognized standards. By following these standards, CEL-SCI anticipates obtaining acceptance from world regulatory bodies, including the FDA.

PROPERTIES

      CEL-SCI leases office space at 8229 Boone Blvd., Suite 802, Vienna, Virginia at a monthly rental of approximately $7,600. CEL-SCI believes this arrangement is adequate for the conduct of its present business.

      In October 2000, CEL-SCI expanded its fully-equipped laboratory facilities by 6,200 square feet to 17,900 square feet. This space is leased by CEL-SCI for approximately $10,450 per month. The laboratory lease expires in 2004, with extensions available until 2014.

                                   MANAGEMENT

    Name                     Age    Position

Maximilian de Clara          71     Director and President
Geert R. Kersten, Esq.       42     Director, Chief Executive Officer, Secretary
                                       and Treasurer
Patricia B. Prichep          49     Senior Vice President of Operations
M. Douglas Winship           51     Senior Vice President of Regulatory Affairs
                                       and Quality Assurance
Dr. Eyal Talor               45     Senior Vice President of Research and
                                       Manufacturing   Dr.
Daniel H. Zimmerman          59     Senior Vice President of Research, Cellular
                                       Immunology
Michael Luecke               58    Senior Vice President of Business Development
Alexander G. Esterhazy       56     Director
F. Donald Hudson             67     Director
C. Richard Kinsolving        66     Director

      The directors of CEL-SCI serve in such capacity until the next annual meeting of CEL-SCI's shareholders and until their successors have been duly elected and qualified. The officers of CEL-SCI serve at the discretion of CEL-SCI's directors.

      Mr. Maximilian de Clara, by virtue of his position as an officer and director of CEL-SCI, may be deemed to be the "parent" and "founder" of CEL-SCI as those terms are defined under applicable rules and regulations of the Securities and Exchange Commission.

      The principal occupations of CEL-SCI's officers and directors, during the past several years, are as follows:

     Maximilian de Clara. Mr. de Clara has been a Director of CEL-SCI since its inception in March l983, and has been President of CEL-SCI since July l983. Prior to his affiliation with CEL-SCI, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.

     Geert R. Kersten, Esq. Mr. Kersten was Director of Corporate and Investment Relations for CEL-SCI between February 1987 and October 1987. In October of 1987, he was appointed Vice President of Operations. In December 1988, Mr. Kersten was appointed Director of CEL-SCI. Mr. Kersten also became CEL-SCI's Secretary and Treasurer in 1989. In May 1992, Mr. Kersten was appointed Chief

Operating Officer and in February 1995, Mr. Kersten became CEL-SCI's Chief Executive Officer. In previous years, Mr. Kersten worked as a financial analyst with Source Capital, Ltd., an investment advising firm in McLean, Virginia. Mr. Kersten is a stepson of Maximilian de Clara, who is the President and a Director of CEL-SCI. Mr. Kersten attended George Washington University in Washington, D.C. where he earned a B.A. in Accounting and an M.B.A. with emphasis on International Finance. He also attended law school at American University in Washington, D.C. where he received a Juris Doctor degree.

     Patricia B. Prichep has been CEL-SCI's Senior Vice President of Operations since March 1994. Between December 1992 and March 1994, Ms. Prichep was CEL-SCI's Director of Operations. From June 1990 to December 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd.

     M. Douglas Winship has been CEL-SCI's Senior Vice President of Regulatory Affairs and Quality Assurance since April 1994. Between 1988 and April 1994, Mr. Winship held various positions with Curative Technologies, Inc., including Vice President of Regulatory Affairs and Quality Assurance (1991-1994).

      Eyal Talor, Ph.D. has been CEL-SCI's Senior Vice President of Research and Manufacturing since March 1994. From October 1993 until March 1994, Dr. Talor was Director of Research, Manufacturing and Quality Control, as well as the Director of the Clinical Laboratory, for Chesapeake Biological Laboratories, Inc. From 1991 to 1993, Dr. Talor was a scientist with SRA Technologies, Inc., as well as the director of SRA's Flow Cytometry Laboratory (1991-1993) and Clinical Laboratory (1992-1993). During 1992 and 1993, Dr. Talor was also the Regulatory Affairs and Safety Officer For SRA. Since 1987, Dr. Talor has held various positions with the John Hopkins University, including course coordinator for the School of Continuing Studies (1989-Present), research associate and lecturer in the Department of Immunology and Infectious Diseases (1987-1991), and associate professor (1991-Present).

     Daniel H. Zimmerman, Ph.D. has been CEL-SCI's Senior Vice President of Cellular Immunology since January 1996. Dr. Zimmerman founded CELL-MED, Inc. and was its president from 1987-1995. From 1973 to 1987 Dr. Zimmerman served in various positions at Electronucleonics, Inc. including Scientist, Senior Scientist, Technical Director and Program Manager. From 1969-1973 Dr. Zimmerman was a Senior Staff Fellow at NIH.

     Michael Luecke joined CEL-SCI as Senior Vice President of Business Development in June 1998. Mr. Luecke has over 20 years of business experience in pharmaceutical and biotechnology companies. He has held senior-level business development/licensing positions with Bristol-Myers, SmithKline and Ciba-Geigy, as well as several small biopharmaceutical companies.

     Alexander G. Esterhazy has been an independent financial advisor since November 1997. Between July 1991 and October 1997 Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1988 and July 1991 Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as vice president of DG Finance (Paris) and was the President and Chief Executive officer of DG-Bourse, a securities brokerage firm.

     F. Donald Hudson has been a director of CEL-SCI since May 19, 2000. Mr. Hudson was previously a director of CEL-SCI between May 1992 and March 1999. Since October 1995 Mr. Hudson has been a consultant in the biotechnology field. From December 1994 to October 1995 Mr. Hudson was President and Chief Executive Officer of VIMRx Pharmaceuticals, Inc. (now Nexell Corp.). Mr. Hudson was reappointed as a director on May 19, 2000 in connection with the settlement of litigation brought by Mr. Hudson and a former director of CEL-SCI

     C. Richard Kinsolving, Ph.D has been a Director of the Company since April, 2001. Since February 1999 Dr. Kinsolving has been the Chief Executive Officer of BioPharmacon, a pharmaceutical development company. Between December 1992 and February 1999 Dr. Kinsolving was the President of Immuno-Rx, Inc., a company engaged in immuno-pharmaceutical development. Between December 1991 and September 1995 Dr. Kinsolving was President of Bestechnology, Inc. a nonmedical research and development company producing bacterial preparations for industrial use. Dr. Kinsolving received his Ph.D. in Pharmacology from Emory University
(1970), his Masters degree in  Physiology/Chemistry  from Vanderbilt  University
(1962),  and his Bachelor's degree in Chemistry from Tennessee Tech.  University
(1957).

     All of CEL-SCI's officers devote substantially all of their time to CEL-SCI's business. Messrs. Esterhazy, Hudson and Kinsolving, as directors, devote only a minimal amount of time to CEL-SCI.

     CEL-SCI has an audit committee and compensation committee. The members of the audit committee are Geert Kersten, Alexander G. Esterhazy and C. Richard Kinsolving. The members of the compensation committee are Maximilian de Clara, Alexander Esterhazy and C. Richard Kinsolving.

Executive Compensation

      The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of CEL-SCI and (ii) by each other executive officer of CEL-SCI who received in excess of $100,000 during the fiscal year ended September 30, 2000.

                                                     All
                                                    Other                           Other
                                                    Annual     Restric-             Com-
                                                    Compen-   ted Stock   Options   pensa-
Name and Princi-         Fiscal   Salary   Bonus    sation      Awards    Granted   tion
 pal Position             Year     (1)      (2)       (3)        (4)        (5)      (6)
------------------        ----   -------  ------    -------   ---------   -------  ------

Maximilian de Clara,     2000   $345,583     --     $72,945   $550,000     60,000   $   64
President                1999   $335,292     --     $72,945   $435,625    145,000   $   63
                         1998   $315,021     --     $81,709         --    164,000   $   73

Geert R. Kersten,        2000   $303,049     --     $15,349    $10,375     60,000   $4,114
Chief Executive          1999   $268,480            $15,154    $10,000    145,000   $4,113
Officer, Secretary       1998   $229,533     --     $15,180   $  7,500    164,000   $5,310
and Treasurer

Patricia B. Prichep      2000   $114,430     --      $3,000     $6,998     23,000   $   63
Senior Vice President
  of Operations          1999   $107,936     --      $3,000     $6,476     79,500   $   63

M. Douglas Winship,      2000   $154,658     --      $2,400     $9,280     20,000   $   64
Senior Vice President    1999   $146,609     --      $2,400     $8,797     27,500   $   63
 of Regulatory Affairs   1998   $136,918     --      $2,400     $6,240         --   $1,060
 and Quality Assurance

Eyal Talor, Ph.D.        2000   $150,334     --      $3,000     $9,020     50,000   $   63
Senior Vice President    1999   $139,085     --      $3,000     $8,345     30,000   $   63
of Research and          1998   $130,845     --      $3,000     $5,769     27,000   $  958
Manufacturing

Daniel Zimmerman,        2000   $124,165     --      $3,000     $7,450     20,000   $   64
 Ph.D.,                  1999   $114,806     --      $3,000     $6,888     45,000   $   63
Senior Vice President    1998   $106,360     --      $3,000     $4,882     39,000   $  822
of Cellular Immunology

Michael Luecke,          2000   $150,000     --          --     $9,000         --   $   64
Senior Vice President    1999   $150,000     --          --     $8,875         --   $   63
of Business Development


(1)   The dollar value of base salary (cash and non-cash) received.
(2)   The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent automobile, parking and other transportation expenses, plus, in the case of Maximilian de Clara and Geert Kersten, director's fees of $8,000.
(4) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table. In the case of Mr. de Clara, the shares were issued in consideration for past services rendered to CEL-SCI. In the case of all other persons listed in the table, the shares were issued as CEL-SCI's contribution on behalf of the named officer to CEL-SCI's 401(k) retirement plan.

      As of September 30, 2000, the number of shares of CEL-SCI's common stock, owned by the officers included in the table above, and the value of such shares at such date, based upon the market price of CEL-SCI's common stock were:

      Name                          Shares            Value

      Maximilian de Clara               --               --
      Geert R. Kersten             137,088         $300,223
      Patricia B. Prichep           12,791        $  28,012
      M. Douglas Winship             9,116        $  19,964
      Eyal Talor, Ph.D.             10,182        $  22,299
      Daniel Zimmerman, Ph.D.       27,207        $  59,583
      Michael Luecke                 8,209        $  17,978

    Dividends may be paid on shares of restricted stock owned by CEL-SCI's officers and directors, although CEL-SCI has no plans to pay dividends.

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the periods covered by the Table. Includes certain options issued in connection with CEL-SCI's Salary Reduction Plans as well as certain options purchased from CEL-SCI. See "Options Granted During Fiscal Year Ending September 30, 2000" below.
(6) All other compensation received that CEL-SCI could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, CEL-SCI with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, CEL-SCI. Amounts in the table represent life insurance premiums.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or Other Retirement Plans

     During 1993 CEL-SCI implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all CEL-SCI's employees. Prior to January 1, 1998 CEL-SCI's contribution was equal to the lesser of 3% of each employee's salary, or 50% of the employee's contribution. Effective January 1, 1998 the plan was amended such that CEL-SCI's contribution is now made in shares of CEL-SCI's common stock as opposed to cash. Each participant's contribution is matched by CEL-SCI with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $1,000 or 6% of the participant's total compensation. CEL-SCI's contribution of common stock is valued each quarter based upon the closing price of CEL-SCI's common stock. The fiscal 2000 expenses for this plan were $102,559. Other than the 401(k) Plan, CEL-SCI does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors

      Standard Arrangements. CEL-SCI currently pays its directors $2,000 per quarter, plus expenses. CEL-SCI has no standard arrangement pursuant to which directors of CEL-SCI are compensated for any services provided as a director or for committee participation or special assignments.

     Other Arrangements. CEL-SCI has from time to time granted options to its outside directors. See Stock Options below for additional information concerning options granted to CEL-SCI's directors.

     Employment  Contracts

     Effective April 12, 1999, CEL-SCI entered into a three-year employment agreement with Mr. de Clara. The employment agreement provides that CEL-SCI will pay Mr. de Clara an annual salary of $363,000 during the term of the agreement. In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, then the agreement allows Mr. de Clara to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary. For purposes of the employment agreement, a change in the control of CEL-SCI means the sale of more than 50% of the outstanding shares of CEL-SCI's Common Stock, or a change in a majority of CEL-SCI's directors.

      Effective August 1, 2000, CEL-SCI entered into a three-year employment agreement with Mr. Kersten. The employment agreement provides that during the term of the employment agreement CEL-SCI will pay Mr. Kersten an annual salary of $336,132, subject to the minimum annual increases of 5% per year. In the event there is a change in the control of CEL-SCI, the agreement allows Mr. Kersten to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 24 months salary. For purposes of the employment agreement a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

Compensation Committee Interlocks and Insider Participation

     CEL-SCI has a compensation committee comprised of all of CEL-SCI's directors, with the exception of Mr. Kersten. During the year ended September 30, 2000, Mr. de Clara was the only officer participating in deliberations of CEL-SCI's compensation committee concerning executive officer compensation.

      During the year ended September 30, 2000, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

Stock Options

      The following tables set forth information concerning the options granted during the fiscal year ended September 30, 2000, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

                Options Granted During Fiscal Year Ending September 30, 2000
                ------------------------------------------------------------
                        Individual Grants
-------------------------------------------------------

-------------------------------------------------

                                                                           Potential Realizable
                                   % of Total                              Value at Assumed
                                    Options                              Annual Rates of Stock
                                   Granted to     Exercise                Price Appreciation
                       Options    Employees in   Price Per   Expiration   for Option Term (1)
 Name                Granted (#)  Fiscal Year      Share       Date        5%           10%
------               -----------  ------------  -----------  ----------    ---        -----

Maximilian de Clara     60,000        15%         $3.06       4/19/10   $115,200      $292,611

Geert R. Kersten        60,000        15%         $3.06       4/19/10   $115,200      $292,611

Patricia B. Prichep     23,000       5.8%         $4.00       2/02/10   $ 57,858      $146,510

Eyal Talor, Ph.D.       50,000      12.6%         $2.56      11/27/09   $ 80,000      $204,000

M. Douglas Winship      20,000         5%         $5.37       4/03/10   $ 67,543      $171,160

Daniel Zimmerman, Ph.D. 20,000         5%         $4.00       2/02/10   $ 50,300      $127,400


(1) The potential realizable value of the options shown in the table assuming the market price of CEL-SCI's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.

                   Option Exercises and Year-End Option Values

                                                                Value (in $) of
                                                                  Unexercised
                                                  Number of       In-the-Money
                                                 Unexercised   Options at Fiscal
                          Shares                Options (3)       Year-End (4)
                                                ------------   ----------------
                     Acquired On      Value     Exercisable/      Exercisable/
Name                 Exercise (1)  Realized (2) Unexercisable     Unexercisable
----                 ------------ ------------  -------------   ---------------

Maximilian de Clara    373,667    $1,436,548   295,000/109,999    25,916/4,333
Geert R. Kersten        50,750      $137,310 1,020,001/109,999    25,916/4,333
Patricia Prichep        23,000       $89,900   190,834/38,666     12,525/1,300
M. Douglas Winship       2,000        $4,510    82,500/30,000      3,775/1,300
Eyal Talor              91,334      $274,626    70,833/18,333      3,366/1,733
Daniel Zimmerman        24,000      $141,120    91,000/35,000      8,150/1,300
Michael Luecke          10,000       $44,425    40,000/50,000         --/--

(1) The number of shares received upon exercise of options during the fiscal year ended September 30, 2000.

(2) With respect to options exercised during CEL-SCI's fiscal year ended September 30, 2000, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of September 30, 2000, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of September 30, 2000, the market value of the stock underlying those options as of September 30, 2000.

Stock Option and Bonus Plans

      CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. The Incentive Stock Option Plans collectively authorize the issuance of up to 2,100,000 shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:

   (a) The expiration of three months after the date on which an option holder's employment by CEL-SCI is terminated (except if such termination is due to death or permanent and total disability);

   (b) The expiration of 12 months after the date on which an option holder's employment by CEL-SCI is terminated, if such termination is due to the Employee's permanent and total disability;

   (c) In the event of an option holder's death while in the employ of CEL-SCI, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;

      The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

      The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI's outstanding shares).

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plans collectively authorize the issuance of up to 3,760,000 shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of CEL-SCI's Common Stock on the date the option is granted.

      Stock Bonus Plan. Up to 1,040,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, CEL-SCI's employees, directors, officers, consultants and advisors are eligible to receive a grant of CEL-SCI's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Other Information Regarding the Plans. The Plans are administered by CEL-SCI's Compensation Committee ("the Committee"), each member of which is a director of CEL-SCI. The members of the Committee were selected by CEL-SCI's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of CEL-SCI or the period of time a non-employee must provide services to CEL-SCI. At the time an employee ceases working for CEL-SCI (or at the time a non-employee ceases to perform services for CEL-SCI), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of CEL-SCI's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

      The Board of Directors of CEL-SCI may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of CEL-SCI's capital stock or a consolidation or merger of CEL-SCI; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      Summary. The following sets forth certain information, as of May 24, 2001, concerning the stock options and stock bonuses granted by CEL-SCI. Each option represents the right to purchase one share of CEL-SCI's Common Stock.

                             Total        Shares
                            Shares     Reserved for     Shares        Remaining
                           Reserved     Outstanding    Issued as  Options/Shares
Name of Plan              Under Plans    Options      Stock Bonus   Under Plans
------------              -----------  -------------  -----------  ------------

Incentive Stock Option
  Plans                     2,100,000      1,170,100       N/A         843,315

Non-Qualified Stock Option
    Plans                   3,760,000      2,324,639       N/A         287,900

Stock Bonus Plans           1,040,000         N/A      529,053         510,947

      Of the shares issued pursuant to CEL-SCI's Stock Bonus Plans 112,454 shares were issued as part of CEL-SCI's contribution to its 401(k) plan.

      During the year ended September 30, 1999 CEL-SCI issued 200,000 shares of its common stock to Mr. de Clara for past services provided to CEL-SCI. In January 2000 CEL-SCI issued Mr. de Clara an additional 200,000 shares of common stock for past services provided to CEL-SCI.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of May 29, 2001, information with respect to the only persons owning beneficially 5% or more of CEL-SCI's common stock and the number and percentage of outstanding shares owned by each director and officer of CEL-SCI and by all the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address                   Number of Shares  (1)   Percent of Class (3)
----------------                   -----------------       ----------------

Maximilian de Clara                  348,333                   1.5%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                    1,213,715                  5.0%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Patricia B. Prichep                   218,647                     *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

M. Douglas Winship                    106,340                     *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Name and Address                   Number of Shares  (1)   Percent of Class (3)
----------------                   -----------------       ----------------

Eyal Talor, Ph.D.                      84,300                     *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Daniel H. Zimmerman, Ph.D.            137,405                     *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Michael Luecke                         86,032                     *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Alexander G. Esterhazy                 25,000                     *
20 Chemin du Pre-Poiset
CH- 1253 Vandoeuvres
Geneve, Switzerland

F. Donald Hudson                      137,000                     *
40 Moorings Road
Marion, MA  02738

C. Richard Kinsolving                      --                    --
5414 61st Street East
Bradenton, FL 34203

All Officers and Directors          2,356,7729.3%as a Group (10 persons)
*    Less than 1%

(1) Includes shares issuable prior to July 31, 2001 upon the exercise of options or warrants granted to the following persons:

                                          Options or Warrants Exercisable
      Name                                        Prior to July 31, 2001
      ----                                -------------------------------------

      Maximilian de Clara                          348,333
      Geert R. Kersten                           1,073,334
      Patricia B. Prichep                          203,501
      M. Douglas Winship                            94,167
      Eyal Talor, Ph.D.                             70,833
      Daniel H. Zimmerman, Ph.D.                   107,667
      Michael Luecke                                75,000
      Alexander G. Esterhazy                        25,000
      F. Donald Hudson                             137,000
      C. Richard Kinsolving                             --

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.
(3) Amount includes shares referred to in (1) above but excludes shares which may be issued upon the exercise or conversion of other options, warrants and other convertible securities previously issued by CEL-SCI.

                         EQUITY LINE OF CREDIT AGREEMENT

Overview

      On April 11, 2001, CEL-SCI entered into an equity line of credit agreement with Paul Revere Capital Partners, Ltd. in order to establish a possible source of funding for the development of CEL-SCI's technologies. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Paul Revere Capital Partners, Ltd. has agreed to provide CEL-SCI with up to $10,000,000 of funding during the twenty-four month period following the date of this prospectus. During this twenty-four month period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Paul Revere Capital Partners and Paul Revere Capital Partners will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Paul Revere Capital Partners and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Paul Revere Capital Partners, Ltd., stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

      The minimum amount CEL-SCI can draw down at any one time is $50,000. The maximum amount CEL-SCI can draw down at any one time is the lesser of $2,000,000 or the amount equal to:

o 4.5% of the weighted average price of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request
o multiplied by the total trading volume of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request.

      On the day following the delivery of the drawdown notice, a valuation period of 22 trading days will start:

o On each trading day during the valuation period where the daily volume weighted average price of CEL-SCI's common stock on the American Stock
     Exchange exceeds the minimum price, if any, specified by CEL-SCI in the drawdown notice, the purchase price will equal 89% of the volume weighted average price on that day.

o On each of the 22 trading days during the valuation period, the number of shares to be sold to Paul Revere Capital Partners will be determined by dividing 1/22 of the drawdown amount by the purchase price on each trading day.

o If the volume weighted average price for CEL-SCI's common stock on any trading day during the 22 trading day calculation period is below the minimum price, then Paul Revere Capital Partners will not purchase any shares on that day, and the drawdown amount will be reduced by 1/22.


      Using the formula described above, if CEL-SCI had requested a drawdown on April 12, 2001, the maximum amount CEL-SCI could draw down during the subsequent 22 trading days would have been $365,304. Based upon the volume weighted average of CEL-SCI's common stock during these 22 trading days, CEL-SCI would have sold 273,635 shares of its common stock to Paul Revere Capital Partners and would have received proceeds from the sale of these shares equal to $365,304.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Paul Revere Capital Partners will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Paul Revere Capital Partners based on the reduced market price.

Payment for Shares Issued

      The shares purchased on the first 11 trading days will be issued and paid for on the 13th trading day following the drawdown request. The shares purchased on the 12th through the 22nd trading days will be issued and paid for on the 24th trading day following the drawdown request.

      Upon closing of the equity line of credit Agreement, CEL-SCI paid $35,000 to Paul Revere Capital Partners legal counsel, Epstein Becker & Green P.C., to cover its legal and administrative expenses.

Grant of Warrants

      As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at any time prior to April 11, 2004 at a price of $1.64 per share. Paul Revere Capital Partners is not obligated to exercise any warrants.

      CEL-SCI believes that the fair value of these warrants using customary pricing models is approximately $20,000. The fair value of these warrants will be reflected in CEL-SCI's financial statements and recorded as an expense during the quarter ended June 30, 2001.

Restrictions on Future Financings

      During the term of the equity line of credit agreement, CEL-SCI may not raise capital through any other equity line of credit arrangement.

Termination of the Equity Line of Credit Agreement

      The Equity Line of Credit Agreement will terminated if:

o any event, which has not been corrected within 30 days, has taken place which has any material adverse effect on the business or financial condition of CEL-SCI or which prohibits or interferes with the ability of CEL-SCI to perform any of its material obligations under the equity line of credit agreement or any other agreement which is material to CEL-SCI's operations,
o CEL-SCI's common stock is de-listed from the American Stock Exchange unless the de-listing is in connection with CEL-SCI's subsequent listing of its common stock on the NASDAQ National Market, the NASDAQ SmallCap Market or the New York Stock Exchange, or
o CEL-SCI files for protection from its creditors under the Federal Bankruptcy laws.

      CEL-SCI may terminate the equity line of credit if Paul Revere Capital Partners fails to honor more than one drawdown notice.

Indemnification

      Paul Revere Capital Partners is entitled to customary indemnification from CEL-SCI for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement and this prospectus, except as they relate to information Paul Revere Capital Partners supplied to CEL-SCI for inclusion in the registration statement and prospectus.

                               SELLING SHAREHOLDER

      This prospectus relates to sales of CEL-SCI's common stock by Paul Revere Capital Partners. Paul Revere Capital Partners will receive shares of CEL-SCI's common stock under an equity line of credit agreement and up to 200,800 shares of common stock upon the exercise of warrants. Paul Revere Capital Partners is sometimes referred to in this prospectus as the selling shareholder.

      CEL-SCI will not receive any proceeds from the sale of the shares by Paul Revere Capital Partners. Paul Revere Capital Partners may resell the shares it acquires by means of this prospectus from time to time in the public market. The costs of registering the shares offered by Paul Revere Capital Partners is being paid by CEL-SCI. Paul Revere Capital Partners will pay all other costs of the sale of the shares offered by them.

    The following table shows the shares which are being offered for sale by Paul Revere Capital Partners.

                                           Shares                       Share
                              Shares   Issuable Upon    Shares to Be  Ownership
                             Presently  the Exercise    Sold in this    After
Name                           Owned     of Warrants     Offering     Offering

Paul Revere Capital Partners     (1)       200,800       8,200,800 (1)      --

(1) The number of shares to be purchased by Paul Revere Capital Partners will vary from time-to-time and will depend upon the number of shares purchased from CEL-SCI pursuant to the terms of the equity line agreement. The 8,200,800 shares which may possibly be sold by Paul Revere Capital Partners assumes CEL-SCI draws the full $10,000,000 from the equity line of credit and sells its shares at a price of $1.25 per share. The price of $1.25 per share assumes an average market price of $1.40 per share less the 11% discount provided by the terms of the equity line.

      The directors of Paul Revere Capital Partners, who are David Sims and Lamberto Banchetti, exercise voting and investment control over the securities owned by Paul Revere Capital Partners.

Manner of Sale.

      The shares of common stock owned, or which may be acquired, by Paul Revere Capital Partners may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

      In effecting sales, brokers or dealers engaged by Paul Revere Capital Partners may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Paul Revere Capital Partners in amounts to be negotiated.

      Paul Revere Capital Partners is an "underwriter" and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. CEL-SCI has agreed to indemnify Paul Revere Capital Partners and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     CEL-SCI has advised Paul Revere Capital Partners that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised Paul Revere Capital Partners, Ltd. that in the event of a "distribution" of its shares Paul Revere Capital Partners, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised Paul Revere Capital Partners, Ltd. that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Grant of Registration Rights

      CEL-SCI granted registration rights to Paul Revere Capital Partners, Ltd. to enable it to sell the common stock it may acquire under the equity line of credit agreement or upon the exercise of the warrants. Notwithstanding these registration rights, CEL-SCI has no obligation:

o to assist or cooperate with Paul Revere Capital Partners, Ltd. in the offering or disposition of their shares;

o to obtain a commitment from an underwriter relative to the sale of any the shares; or

o    to include the shares within any underwritten offering.

     The registration rights agreement with Paul Revere Capital Partners, Ltd. permits CEL-SCI to restrict the resale of the shares Paul Revere Capital
Partners, Ltd. has purchased under the equity line of credit agreement for a period of time sufficient to permit CEL-SCI to amend or supplement this prospectus to include material information. If CEL-SCI restricts the ability Paul Revere Capital Partners, Ltd. to resell shares at any time during the thirty-two trading days following the delivery of a drawdown notice, and CEL-SCI's stock price declines during the restriction period, then, in order to compensate Paul Revere Capital Partners, Ltd. for its inability to sell shares during the restriction period, CEL-SCI will be required to pay Paul Revere Capital Partners, Ltd. an amount determined by multiplying:

o the number of shares Paul Revere Capital Partners, Ltd. is committed to purchase following the delivery of the drawdown notice, and

o the difference between the highest daily weighted average price of CEL-SCI's common stock during the restriction period and the weighted average price of CEL-SCI's common stock on the day after the restriction period ends.

                            DESCRIPTION OF SECURITIES

Common Stock

      CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock . All of the outstanding shares of Common stock are fully paid and non-assessable.

Preferred Stock

     CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI.

     No preferred shares were outstanding as of May 24, 2001.

 Transfer Agent

     American Securities Transfer, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

     The consolidated financial statements of CEL-SCI Corporation as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000 included as part of this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

     CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

     CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

CEL-SCI CORPORATION

TABLE OF CONTENTS
----------------------------------------------------------------------------


                                                                      Page

INDEPENDENT AUDITORS' REPORT                                           F-1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 SEPTEMBER 30, 2000, 1999,AND 1998:

  Consolidated Balance Sheets                                          F-2

  Consolidated Statements of Operations                                F-3

  Consolidated Statements of Comprehensive Loss                        F-4

  Consolidated Statements of Stockholders' Equity                      F-5

  Consolidated Statements of Cash Flows                             F-6 - F-7

  Notes to Consolidated Financial Statements                        F-8 - F-17

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of CEL-SCI Corporation:

We have audited the accompanying consolidated balance sheets of CEL-SCI Corporation and subsidiaries (the Company) as of September 30, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEL-SCI Corporation and its subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles in the United States of America.


Deloitte & Touche LLP

McLean, Virginia
November 17, 2000

CEL-SCI CORPORATION

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS                                                     2000          1999

CURRENT ASSETS:
    Cash and cash equivalents                           $6,909,263    $2,747,644
    Investment securities available for sale             3,760,922     3,191,491
    Interest and other receivables                          39,252        62,825
    Prepaid expenses                                     1,838,376       514,572
    Advances to officer/shareholder and employees              728        69,448

                      Total current assets              12,548,541     6,585,980

RESEARCH AND OFFICE EQUIPMENT - Less accumulated
    depreciation of $1,721,336 and $1,563,586              594,919       468,627

DEPOSITS                                                   139,828        14,828

PATENT COSTS - Less accumulated amortization
    of $574,362 and $511,118                               525,594       490,337
                                                        ----------     ---------

                                                       $13,808,882    $7,559,772
                                                       ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued expenses               $  822,601     $ 433,265
                                                        ----------     ---------

                      Total current liabilities            822,601       433,265

DEFERRED RENT                                               24,822        28,321
                                                        ----------     ---------

                     Total liabilities                     847,423       461,586
                                                        ----------     ---------

STOCKHOLDERS' EQUITY:
    Common stock, $.01 par value - authorized,
100,000,000 shares;
        issued and outstanding, 20,459,700 and
17,002,341 shares                                         204,597        170,023
    Additional paid-in capital                         73,924,653     59,672,652
    Accumulated other comprehensive loss                  (61,564)     (116,659)
    Accumulated deficit                               (61,106,227)  (52,627,830)
                                                      -----------   ------------

                   Total stockholders' equity          12,961,459      7,098,186
                                                      -----------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 13,808,882    $ 7,559,772
                                                     ============   ============

See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                               2000         1999        1998

INVESTMENT INCOME                          $ 402,011     $ 402,831    $ 728,421

OTHER INCOME                                  40,540        66,687       64,573
                                            --------      --------      --------

           Total income                      442,551       469,518      792,994
                                            --------      --------      --------

OPERATING EXPENSES:
    Research and development               4,978,714     4,461,051    3,833,854
    Depreciation and amortization            220,994       268,210      295,331
    General and administrative             3,721,240     3,230,982    3,106,492
                                           ---------     ---------    ----------

             Total operating expenses      8,920,948     7,960,243    7,235,677
                                           ---------     ---------    ----------

NET LOSS                                   8,478,397     7,490,725    6,442,683

ACCRETION OF PREFERRED STOCK                       -             -    1,980,000
                                           ---------     ---------    ----------

NET LOSS ATTRIBUTABLE TO COMMON
    STOCKHOLDERS                          $8,478,397    $7,490,725   $8,422,683
                                          ==========    ==========   ===========

LOSS PER COMMON SHARE (BASIC)             $     0.44    $     0.52   $     0.74
                                          ==========    ==========   ===========

LOSS PER COMMON SHARE (DILUTED)           $     0.44    $     0.52   $     0.74
                                          ==========    ==========   ===========

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                           19,259,190    14,484,352   11,379,437
                                          ==========    ==========   ===========


See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
YEARS ENDED SEPTEMBER 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                 2000       1999       1998

NET LOSS ATTRIBUTABLE TO COMMON
    STOCKHOLDERS                            $8,478,397   $7,490,725  $8,422,683

OTHER COMPREHENSIVE LOSS - Unrealized (gain)
    loss on investments                        (55,095)      68,368      44,792
                                            -----------  ----------  -----------

COMPREHENSIVE LOSS                           8,423,302    7,559,093   8,467,475
                                            ===========  ==========  ===========


See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
EQUITY
YEARS ENDED SEPTEMBER 30, 2000, 1999, AND
1998
--------------------------------------------------------------------------------

                                                                                      Accumulated
                                 Preferred                             Additional        Other
                               Series D Stock       Common Stock        Paid-In      Comprehensive       Accumulated
                             Shares      Amount  Shares      Amount      Capital     (Loss) Income         Deficit          Total


BALANCE, OCTOBER 1, 1997          -          -  10,445,691  $104,457   $44,419,244      $(3,499)       $(38,694,422)     $5,825,780


 Exercise of stock options        -          -     300,048     3,000       882,372            -                   -         885,372
 Exercise of warrants             -          -     768,243     7,682     3,621,744            -                   -       3,629,426
 Stock options issued to
  nonemployees for services       -          -           -         -       564,031            -                   -         564,031
 Issuance - Series D
  preferred stock, net of
  offering costs             10,000        100           -         -     9,499,900            -                   -       9,500,000
 Preferred Series D
   conversion                  (998)       (10)    441,333     4,413        (4,403)           -                   -               -
 401(k) contributions             -          -      17,380       174        57,976            -                   -          58,150
 Change in unrealized
   gain (loss) of
   marketable securities
   available for sale             -          -           -         -             -      (44,792)                  -         (44,792)
    Net loss                      -          -           -         -             -            -          (6,442,683)     (6,442,683)
                              ------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1998   9,002         90   11,972,695  119,726    59,040,864      (48,291)        (45,137,105)     13,975,284

 Exercise of stock options        -          -       28,500      285        70,965            -                   -          71,250
 Stock options issued to
   nonemployees
   for services                   -          -            -        -        88,166            -                   -          88,166
 Preferred Series D
   conversion                (9,002)       (90)   4,760,126   47,602       (47,512)           -                   -               -
 401(k) contributions             -          -       41,020      410        86,544            -                   -          86,954
 Stock bonus to officer           -          -      200,000    2,000       433,625            -                   -         435,625
 Change in unrealized gain
   (loss) of marketable
   securities available
   for sale                       -          -            -        -             -      (68,368)                  -         (68,368)
    Net loss                      -          -            -        -             -            -          (7,490,725)     (7,490,725)
                             -------------------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 1999       -          -   17,002,341  170,023    59,672,652     (116,659)        (52,627,830)      7,098,186

    Exercise of stock options     -          -    1,047,612   10,476     3,646,991            -                   -       3,657,467
    Issuance - common stock       -          -    2,175,258   21,753     9,958,247            -                   -       9,980,000
    401(k) contributions          -          -       34,489      345        98,762            -                   -          99,107
    Stock bonus to officer        -          -      200,000    2,000       548,000            -                   -         550,000
 Change in unrealized gain
  (loss) of marketable
  securities available
  for sale                        -          -            -        -             -       55,095                   -          55,095
    Net loss                      -          -            -        -             -            -          (8,478,397)     (8,478,397)
                             -------------------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2000       -         $-   20,459,700 $204,597   $73,924,653     $(61,564)       $(61,106,227)    $12,961,459
                             =======================================================================================================



See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                  2000        1999       1998

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                 $(8,478,396) (7,490,725)(6,442,683)
    Adjustments to reconcile net loss
     to net cash used in operating
     activities:
        Depreciation and amortization            220,994     268,210    295,331
        Issuance of stock options for services         -      88,166    564,031
        Stock bonus granted to officer           550,000     435,625          -
        Stock contributed to 401(k) plan          99,107      86,954     58,150
        Net realized loss on sale of
           securities                             49,962     151,349          9
        Changes in assets and liabilities:
          Increase in interest and other
            receivables                           23,573       6,984     36,625
          (Increase) decrease in prepaid
            expenses                          (1,323,804)    209,262   (313,046)
          Decrease (increase) in advances         68,720     (69,275)     4,733
          (Increase) decrease in deposits       (125,000)          -      3,350
          Decrease (increase) in accounts
             payable and accrued expenses        389,336       6,118    (54,440)
          (Increase) decrease in deferred
             rent                                 (3,499)     (1,061)     2,352
                                                  --------   --------     -----

             Net cash used in
                   operating activities       (8,529,007) (6,308,393)(5,845,588)

CASH FLOWS PROVIDED BY (USED IN)
    INVESTING ACTIVITIES:
    Purchases of investments                  (2,000,587) (235,698) (13,480,816)
    Sales and maturities of investments        1,436,289 6,499,801    4,501,828
    Repayment on note receivable from
shareholder                                            -    70,809      216,066
    Expenditures for property and equipment     (284,043)  (60,552)     (70,559)
    Expenditures for patents                     (98,500) (102,798)     (35,211)
                                                --------- ----------   --------

           Net cash (used in) provided by
               investing activities             (946,841) 6,171,562  (8,868,692)
                                                --------- ---------  -----------


                                                                 (Continued)

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999, AND 1998
--------------------------------------------------------------------------------

                                                  2000        1999       1998

CASH FLOWS PROVIDED BY
    FINANCING  ACTIVITIES:
    Cash proceeds from issuance of preferred
and common stock and warrant conversion
 for cash                                     13,637,467    71,250   14,018,899
                                              ------------  -------- ----------

                   Net  cash provided by
                     financing activities     13,637,467    71,250   14,018,899
                                              ------------  -------- ----------

NET INCREASE (DECREASE) IN CASH                4,161,619   (65,581)    (695,381)

CASH, BEGINNING OF YEAR                        2,747,644 2,813,225    3,508,606
                                               --------- ---------   -----------

CASH, END OF YEAR                             $6,909,263 $2,747,644  $2,813,225
                                              ========== ==========  ==========

SUPPLEMENTAL DISCLOSURES:

     At September 30, 2000,  1999, and 1998,  the net unrealized  gain (loss) on
investments   available-for-sale   was  $61,564,   $(116,659),   and   (48,291),
respectively.

    During the year ended September 30, 1999, 9,002 shares of Series D Preferred Stock were converted into 4,760,126 shares of common stock.

                                                                   (Concluded)


See notes to consolidated financial statements.

CEL-SCI CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CEL-SCI Corporation (the Company) was incorporated on March 22, 1983, in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products.

Significant accounting policies are as follows:

        Principles of Consolidation - The consolidated financial statements include the accounts of CEL-SCI Corporation and its wholly owned subsidiaries, Viral Technologies, Inc., and MaxPharma AG. All significant intercompany transactions have been eliminated upon consolidation.

        Investments - Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis.

        Research and Office Equipment - Research and office equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years.

        Research and Development Costs - Research and development expenditures are expensed as incurred. The Company has an agreement with an unrelated corporation for the production of MULTIKINE, which is the Company's only product source.

        Research and Development Grant Revenues - The Company's grant arrangements are handled on a reimbursement basis. Costs incurred under the arrangements are expensed as incurred. Subsequent reimbursements from the granting agency are applied against such expenses.

        Patents - Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization is made.

        Net Loss Per Share - Net loss per common share is computed by dividing the net loss, after increasing the loss for the effect of any preferred stock dividends, by the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, were excluded from the calculation for all periods presented as they were antidilutive.

        Prepaid Expenses - The majority of prepaid expenses consist of manufacturing production advances, bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies and the cost of options for nonemployee services.

        Income Taxes - Income taxes are accounted for using the liability method under which deferred tax liabilities or assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (i.e., temporary differences) and are measured at the enacted tax rates. Deferred tax expense is determined by the change in the liability or asset for deferred taxes.

        Statement of Cash Flows - For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with a maturity of less than three months to be cash equivalents.

        Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications - Certain reclassifications have been made to the 1999
        and  1998  financial   statements  to  conform  with  the   current-year
        presentation.

2.  INVESTMENTS

The   carrying    values   and   estimated    market   values   of   investments
available-for-sale at September 30, 2000 and 1999, are as follows:

                                            September 30, 2000

                                          Gross       Gross       Market Value
                             Amortized   Unrealized Unrealized  at September 30,
                               Cost       Gains      Losses           2000

      Bonds                $ 2,000,000   $4,720        $-        $ 2,004,720

      Fixed income mutual
      funds                  1,822,486        -    (66,284)       1,756,202
                            ----------       --   ---------       ---------

      Total                 $3,822,486   $4,720   $(66,284)      $3,760,922
                            ==========   ======   =========      ==========

                                         September 30, 1999
                                         Gross       Gross       Market Value
                       Amortized       Unrealized  Unrealized  at September 30,
                         Cost            Gains       Losses         1999

      Fixed income
      mutual funds    $3,308,150          $ -      $(116,659)     $3,191,491
                      ----------           --      ----------      ---------

      Total           $3,308,150          $ -      $(116,659)     $3,191,491
                      ============    ========    ===========      ==========

The gross realized gains and losses of sales of investments available-for-sale for the years ended September 30, 2000, 1999, and 1998, are as follows:

                                                 2000       1999      1998
                                                 ----       ----      ----

    Realized gains                              $  -        $ -      $1,485

    Realized losses                           49,962    151,349       1,494
                                              ------   --------     -------

    Net realized loss                       $(49,962) $(151,349)     $  (9)
                                            ========= ==========        ===

3.    RESEARCH AND OFFICE EQUIPMENT

Research and office equipment at September 30, 2000 and 1999, consist of the following:

                                                    2000              1999

    Research equipment                          $ 2,052,082      $ 1,781,666

    Furniture and equipment                         258,780          245,154

    Leasehold improvements                            5,393            5,393
                                                -----------       ----------
                                                  2,316,255        2,032,213

    Less accumulated depreciation and
       amortization                              (1,721,336)      (1,563,586)
                                                ------------      -----------

    Net research and office equipment          $    594,919        $ 468,627
                                               ============       ==========

4.  INCOME TAXES

The approximate tax effect of each type of temporary difference and carryforward that gave rise to the Company's deferred tax assets and liabilities at September 30, 2000 and 1999, is as follows:

                                                      2000          1999

    Depreciation                                  $ (28,964)     $(18,536)

    Prepaid expenses                               (697,848)     (101,769)

    Net operating loss carryforward              22,905,872    17,082,000

    Other                                             9,422        10,751

    Less:  Valuation allowance                  (22,188,482)  (16,972,446)
                                                --------------------------

    Net deferred                                          -             -
                                                ==========================

The  Company  has  available   for  income  tax  purposes  net  operating   loss
carryforwards of approximately $50,242,000, expiring from 2001 through 2020.

In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

The difference in the Company's U.S. Federal statutory income tax rate and the Company's effective rate is primarily attributed to the recording of a valuation allowance due to the uncertainty of the amount of future tax benefits that will be realized because it is more likely than not that future taxable income will not be sufficient to realize such tax benefits.

5.    STOCK OPTIONS, BONUS PLAN, AND WARRANTS

Non-Qualified Stock Option Plan - At September 30, 2000, the Company has collectively authorized the issuance of 3,260,000 shares of common stock under the Non-Qualified Plan. Options typically vest over a three-year period and expire no later than ten years after the grant date. Terms of the options are to be determined by the Company's Compensation Committee, which administers all of the plans. The Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the Non-Qualified Plan.

     Information regarding the Company's Non-Qualified Stock Option Plan is summarized as follows:

                                             Outstanding         Exercisable
                                          ------------------- ------------------
                                              Weighted              Weighted
                                              Average                Average
                                              Exercise              Exercise
                                     Shares    Price      Shares      Price

Options outstanding,
 October 1, 1997                   1,672,834  $3.44


   Options granted                   474,700   2.98

   Options exercised                (170,334)  2.92

   Options forfeited                 (17,500)  6.23
                                    ---------


Options outstanding,
  September 30, 1998               1,959,700   3.32      1,315,002    $3.10


   Options granted                   470,959   2.02

   Options forfeited                 (56,602)  4.78
                                  -----------


Options outstanding,
  September 30, 1999               2,374,057   2.80      1,595,934    3.09


   Options granted                   262,500   3.09

   Options exercised                (789,085)  3.41

   Options forfeited                 (46,266)  2.34
                                   ----------


Options outstanding,
  September 30, 2000               1,801,206   3.18      1,547,445   3.19
                                  ==========

     At September 30, 2000, options outstanding and exercisable were as follows:



                                   Weighted Average     Weighted Average                     Weighted Average
Range of              Number        Exercise Price-        Remaining            Number        Exercise Price-
Exercise Prices      Outstanding    Outstanding         Contractual Life      Exercisable      Exerciseble


$1.87-$2.50           688,327          $2.11               3.0 years            633,263             $2.15
$2.56-$3.75           793,246           3.07               3.4 years            625,015              3.06
$3.87-$4.68           174,833           4.13               5.9 years            146,667              4.07
$5.00-$7.25           144,800           5.50               4.3 years            142,500              5.49




During 1999, the Company extended the expiration date on 35,000 options at $2.87 from the Non-qualified Stock Option Plan. The options were to expire March 30, 1999, and were extended to March 30, 2000. The options had originally been granted in December 1994. As of March 30, 2000, all options had been exercised.

During 1999, the Company extended the expiration date on 750 options at $2.87 from the Non-qualified Stock Option Plan. The options were to expire March 31, 1999, and were extended to March 31, 2000. The options had originally been granted in March 1988. As of March 31, 2000, all options had been exercised.

During March 2000, the Company agreed to restore and vest 40,000 options at prices ranging from $5.25 to $5.62, to one former Director and one Director as part of a settlement agreement. The options will expire on September 25, 2006. As of September 30, 2000, 20,000 options had been exercised.

Incentive Stock Option Plan - At September 30, 2000, the Company has collectively authorized the issuance of 1,600,000 shares of common stock under the Incentive Stock Option Plan. Options vest after one year to three-year period and expire no later than ten years after the grant date. Terms of the options are to be determined by the Company's Compensation Committee, which administers all of the plans. Only the Company's employees are eligible to be granted options under the Incentive Plan.

Information regarding the Company's Incentive Stock Option Plan is summarized as follows:

                                              Outstanding       Exercisable
                                            ----------------- ----------------
                                                     Weighted         Weighted
                                                     Average          Average
                                                     Exercise         Exercise
                                             Shares   Price   Shares   Price

Options outstanding, October 1, 1997        573,716   $3.81


   Options granted                          205,500    4.76

   Options exercised                         (3,166)   2.87

   Options forfeited                         (3,666)   5.34
                                          ----------


Options outstanding, September 30, 1998     772,384    4.06   311,622   $3.64


   Options granted                          206,500    2.14

   Options forfeited                         (2,034)   3.70
                                          ----------


Options outstanding, September 30, 1999     976,850    3.71   520,688    3.86


   Options granted                          140,000    3.77

   Options exercised                        (68,418)   4.47

   Options forfeited                         (1,666)   3.38
                                          ----------


Options outstanding, September 30, 2000   1,046,766   3.62    722,435   3.98
                                          ==========

At September 30, 2000, options outstanding and exercisable were as follows:

                                   Weighted Average     Weighted Average                     Weighted Average
Range of              Number        Exercise Price-        Remaining            Number        Exercise Price-
Exercise Prices      Outstanding    Outstanding         Contractual Life      Exercisable      Exerciseble

$1.94 -  $2.87         322,500         $2.39               5.4 years            223,168          $2.51
$2.94 -  $4.31         406,900          3.45               7.4 years            290,567           3.47
$4.50 -  $6.00         316,766          5.07               7.3 years            208,100           5.11
    $11.00                 600         11.00               5.7 years                600          11.00



During 1999, the Company extended the expiration date on 23,000 options at $3.25 from the Incentive Stock Option Plan. The options were to expire February 21, 1999, and were extended to February 21, 2000. The options had originally been granted in February 1996. All options were exercised as of September 30, 2000.

Stock Bonus Plan - At September 30, 2000, the Company has authorized the issuance of 840,000 shares of common stock under the Stock Bonus Plan. All employees, directors, officers, consultants, and advisors are eligible to be granted options.

Other Options and Warrants - In connection with the 1992 public offering, 5,175,000 common stock purchase warrants were issued and outstanding at September 30, 1997. Every ten warrants entitled the holder to purchase one share of common stock at a price of $15.00 per share. Subsequently, the expiration date of the warrants was extended to February 1998. Effective June 1, 1997, the exercise price of warrants was lowered from $15 to $6 and only five warrants, rather than 10 warrants, were required to purchase one share of common stock. Subsequent to September 30, 1997, warrant-holders who tendered five warrants and $6.00 between January 9, 1998, and February 7, 1998, would receive one share of the Company's common stock and one new warrant. The new warrants would permit the holder to purchase one share of the Company's common stock at a price of $10.00 per share prior to February 7, 2000. During 1998, the expiration date of the original warrants was extended to July 31, 1998, and 582,025 original warrants were tendered for 116,405 common shares. As of September 30, 1998, the remaining 4,592,975 original warrants had expired.

During 1995, the Company granted a consultant options to purchase 17,858 shares of the Company's common stock. These shares became exercisable on November 2, 1995, and were to expire November 1, 1999. In February 2000, the Company extended the expiration date on the options by one year to February 6, 2001. These options are exercisable at $5.60 per share and as of September 30, 2000, all 17,858 options remain outstanding.

In June and September 1995, the Company completed private offerings whereby it sold a total of 1,150,000 units at $2.00 per unit. Each unit consisted of one share of Common Stock and one warrant. Each warrant entitled the holder to purchase one additional share of Common Stock at a price of $3.25 per share at any time prior to June 30, 1997. All warrants sold in this Offering were exercised during 1996. Additionally, the Company issued to the underwriter warrants to purchase 230,000 equity units. Each unit consisted of one share of the Company's common stock. For the June 1995 private placement, 57,500 equity units were issued at $2.00 per unit and another 57,500 equity units were issued at $3.25 per unit. All units issued in the June 1995 private placement were exercised at September 30, 1996. For the September 1995 private placement, 57,500 equity units were issued at $2.40 per unit and another 57,500 equity units were issued at $3.25 per unit. As of September 30, 1996, 21,890 equity units had been exercised at $3.25 per unit and 21,890 equity units had been exercised at $2.40 per unit. As of September 30, 1997, 35,610 equity units had been exercised at $2.40 per unit and 25,610 equity units were exercised at $3.25 per unit. All remaining 10,000 equity units will expire on February 6, 2001.

During 1997, the Company granted four consultants options to purchase a total of 268,000 shares of the Company's common stock. The fair value of the options is expensed over the life of the consultants' contracts. Of the 268,000 options, 218,000 options became exercisable during 1997 at prices ranging from $2.50 to $4.50. The remaining 50,000 options became exercisable during 1998 at $5.00. During 1997, 50,000 options were exercised at $3.50. During 1998, 114,500 options were exercised at prices ranging from $3.50 to $4.50. During 1999, 18,500 options were exercised at prices ranging from $3.50 to $4.50. In December 1999, the Company extended the expiration date on 10,000 options exercisable at $3.25 per share to June 30, 2000. Subsequently, the expiration date was extended to June 30, 2001. During 2000, 25,000 options were exercised at prices ranging from $2.50 to $3.94. At September 30, 2000, 60,000 options related to the four consultants remained outstanding at prices ranging from $3.50 to $5.00.

During 1998, the Company granted seven consultants options to purchase a total of 282,000 shares of the Company's common stock. The fair value of the options is expensed over the life of the consultants' contracts. All options became exercisable during 1998 that were exercisable at prices ranging from $3.50 to $7.31. During 1998, 22,000 options were exercised at prices ranging from $3.50 to $4.50. During 1999, 75,000 options expired ranging in price from $5.06 to $7.31, and 10,000 options were exercised at a price of $2.50. In December 1999, the Company extended the expiration date on 20,000 options exercisable at $3.94 per share and 10,000 options exercisable at $3.50 per share to June 30, 2000. Subsequently, the expiration date was extended to June 30, 2001. During 2000, 165,000 options were exercised at prices ranging from $2.50 to $5.62. At September 30, 2000, 5,000 options related to the consultants remained outstanding at a price of $3.50 per common share.

During 1999, the Company granted one consultant options to purchase a total of 50,000 shares of the Company's common stock. The fair value of the options is expensed over the life of the consultant's contract. All 50,000 options became exercisable during 1999 at $2.50 per share. At September 30, 2000, all 50,000 options remained outstanding.

In January 1999, the Company revised the terms of 23,500 and 125,000 options granted to consultants in 1997 and 1998, respectively. The terms of the agreements set the exercise price of the 148,500 options at $4.00 and set the expiration date of the options at December 31, 1999. During 1999, 28,500 options to purchase shares were exercised at $2.50 per share. The options were further revised in December 1999 to extend the expiration date to June 30, 2001. During 2000, all 120,000 options to purchase shares were exercised at $2.50 per share.

In connection with the December 1997 private offering, the Company issued to the underwriters warrants to purchase 50,000 shares of common stock at $8.63 per share. The warrants are exercisable at any time prior to December 22, 2000. At September 30, 2000, all warrants remained outstanding.

In connection with the December 1999 private offering, the Company issued 402,007 common stock purchase warrants. Each warrant entitled the holder to purchase one share of common stock at $2.925 per share, expiring December 2002. The investors in this private offering also received warrants that allow investors under certain circumstances to acquire additional shares of the Company's common stock at a nominal price. At September 30, 2000, all warrants remained outstanding.

In connection with the March 2000 private offering, the Company issued 413,334 common stock purchase warrants. Each warrant entitled the holder to purchase one share of common stock at $8.50 per share, expiring March 2003. The investors in this private offering also received warrants that allow investors under certain circumstances to acquire additional shares of the Company's common stock at a nominal price. At September 30, 2000, all warrants remained outstanding.

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. The Company has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. If the Company had elected to recognize compensation expense based on the fair value of the awards granted, consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                             Year Ended September 30,
                                       --------------------------------------
                                          2000         1999         1998
                                          ----         ----         ----
                                                    (In Thousands)

Net loss:
    As reported
                                       $(8,478,396)$(7,490,725) $(6,442,638)
    Pro forma
                                       (8,908,999)  (8,124,159)  (7,018,634)

Loss per common share:
    As reported                         $    0.44     $   0.52     $   0.74

    Pro forma
                                             0.46         0.56         0.79

The weighted average fair value at the date of grant for options granted during 2000, 1999, and 1998, was $2.57, $1.21, and $2.17 per option, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                       2000    1999    1998
                                                       ----    ----    ----

     Expected stock risk volatility                     98 %    91 %   79 %
     Risk-free interest rate
                                                      6.32 %  5.48 %  5.49 %
     Expected life options                            4.91    3.23       2
     Expected dividend yield                             -       -       -

The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of the effect on future amounts.

The Company's stock options are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Company has based its assumption for stock price volatility on the variance of monthly closing prices of the Company's stock from its initial offering date to the present. The risk-free rate of return used equals the yield on one- to three-year zero-coupon U.S. Treasury issues on the grant date. No discount was applied to the value of the grants for nontransferability or risk of forfeiture.

6.  EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution  retirement plan,  qualifying under
Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all CEL-SCI employees. Prior to January 1, 1998, the employer contributed an amount equal to 50% of each employee's contribution not to exceed 3% of the participant's salary. Effective January 1, 1998, the plan was amended such that the Company's contribution is now made in shares of the Company's common stock as opposed to cash. Each participant's contribution is matched by the Company with shares of common stock that have a value equal to 100% of the participant's contribution, not to exceed the lesser of $10,000 or 6% of the participant's total compensation. The Company's contribution of common stock is valued each quarter based upon the closing price of the Company's common stock. The expense for the years ended September 30, 2000, 1999, and 1998, in connection with this plan was $99,107, $86,954, and $70,519, respectively.

7.  LEASE COMMITMENTS

Operating Leases - The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:

                               Year Ending September 30,

                                         2001
                                                                    $202,934
                                         2002
                                                                     209,490
                                         2003
                                                                     180,035
                                         2004
                                                                      36,565
                                         2005                              -

                          Total minimum lease payments              $629,024
                                                                    ========

Rent expense for the years ended September 30, 2000, 1999, and 1998, was approximately $233,559, $214,205, and $165,067, respectively.

8.  STOCKHOLDERS' EQUITY

During December 1997, the Company issued 10,000 shares of Series D Preferred Stock for $10,000,000. The issuance included 550,000 Series A Warrants and 550,000 Series B Warrants. The number of common shares issuable upon conversion of the Preferred Shares is determinable by dividing $1,000 by $8.28 prior to September 19, 1998, or at any time at which the Company's common stock is $3.45 or less for five consecutive days. On or after September 19, 1998, the number of common shares to be issued upon conversion is determined by dividing $1,000 by the lesser of (1) $8.28 or (2) the average price of the stock for any two trading days during the ten trading days preceding the conversion date. The Series A Warrants are exercisable at any time for $8.62 prior to December 22, 2001, and the Series B Warrants are exercisable at any time for $9.31 prior to December 22, 2001. Each warrant entitles the holder to purchase one share of common stock. At September 30, 1998, 998 shares of Series D Preferred Stock had been converted into 441,333 shares of common stock. At September 30, 1999, 9,002 shares of Series D Preferred Stock had been converted into 4,760,127 shares of common stock. There are no remaining shares of Series D Preferred Stock. All Series A and Series B Warrants issued remain outstanding at September 30, 2000. In connection with the Company's December 1997 $10,000,000 Series D Preferred Stock offering, the Series A and Series B warrants were assigned a relative fair value of $1,980,000 in accordance with APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and have been recorded as additional paid-in capital. The $1,980,000 allocated to the warrants was accredited immediately.

9.  LOSS PER SHARE

Basic EPS excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive. The loss attributable to common stockholders includes the impact of the accretion of Series D Preferred Stock warrants and preferred stock dividends.

                                                     2000     1999     1998
                                                     ----     ----     ----

      Loss per common share (basic and diluted)     $0.44     $0.52   $0.74
                                                    ======    ======  =====

10. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company does not believe that the adoption of SFAS No. 133 will have a material effect on its financial position or results of operation.

11. SEGMENT REPORTING

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information (SFAS No.
131) in the fiscal year ended September 30, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the Chief Executive Officer. To date, the Company has viewed its operations as principally one segment, the research and development of certain drugs and vaccines. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

                               CEL-SCI CORPORATION
                          INTERIM FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                   (Unaudited)

                               CEL-SCI CORPORATION
                               -------------------
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                            ------------------------
                                     ASSETS
                                   (unaudited)

                                                March 31,        September 30,
                                                   2001              2000
                                           -------------------------------------
 CURRENT ASSETS:


   Cash and cash equivalents                    $  2,145,775   $ 6,909,263

   Investments, net                                3,135,944     3,760,922

   Interest and other receivables                     54,322        39,252

   Prepaid expenses                                  710,516     1,838,376
   Advances to officer/shareholder and
employees                                                  -           728
                                           -------------------------------------


         Total Current Assets                      6,046,557    12,548,541

 RESEARCH AND OFFICE EQUIPMENT-
   Less accumulated depreciation of
$1,788,300 and $1,721,336                            629,386       594,919


 DEPOSITS                                            139,828       139,828

 PATENT COSTS- less accumulated
    amortization of   $607,331 and $574,362          517,569       525,594
                                                 ------------  --------------

                                                $  7,333,340  $ 13,808,882
                                               =============   ===========




            See notes to consolidated condensed financial statements.

                               CEL-SCI CORPORATION
                                    -------------------
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  ------------------------
                                   (continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                   (unaudited)

                                               March 31,       September 30,
                                                  2001             2000
 CURRENT LIABILITIES:                      ----------------------------------
   Accounts payable                            $  384,961      $   822,601
                                            ----------------------------------

        Total current liabilities                 384,961          822,601

 DEFERRED RENT                                     24,822           24,822
                                            ----------------------------------

        Total liabilities                         409,783          847,423

 STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value;
authorized 1,000,000 shares; no shares
issued and outstanding                                  -                -
   Common stock, $.01 par value;
authorized, 100,000,000 shares; issued and
outstanding, 20,766,769 and 20,459,700 shares     207,668          204,597

   Additional paid-in capital                  73,973,658       73,924,653
   Net unrealized gain/(loss) on equity
     securities                                    25,890         (61,564)

   Deficit                                   (67,283,659)     (61,106,227)
                                            ----------------------------------
     TOTAL STOCKHOLDERS' EQUITY                 6,923,557      12,961,459
                                            ----------------------------------
                                            $   7,333,340      13,808,882




                See notes to consolidated condensed financial statements.

                               CEL-SCI CORPORATION
                               -------------------
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                        ---------------------------------
                                   (unaudited)


                                                   Six Months Ended
                                                       March 31,
                                                 2001             2000
REVENUES:

   Interest income                          $   218,231       $ 107,592

   Other income                                 119,465         28,256
                                        ----------------------------------


   TOTAL INCOME                                 337,696        135,848

 EXPENSES:

   Research and development                   4,821,261      2,487,290

   Depreciation and amortization                 99,934        143,337

   General and administrative                 1,593,933      2,067,469
                                        ----------------------------------


     TOTAL OPERATING EXPENSES                 6,515,128      4,698,096
                                        ----------------------------------


 NET LOSS                                  $  6,177,432    $ 4,562,248
                                        ==================================

 LOSS PER COMMON SHARE (BASIC)               $     0.30      $    0.25
                                        ==================================

 LOSS PER COMMON SHARE (DILUTED)             $     0.30      $    0.25
                                        ==================================
 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                        20,563,439     18,071,192






                 See notes to consolidated condensed financial statements.

                               CEL-SCI CORPORATION
                               -------------------
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                        ---------------------------------
                                   (unaudited)

                                                Three Months Ended
                                                    March 31,
                                              2001             2000
                                        --------------------------------
 REVENUES:
   Interest income                           $  35,020     $  78,899

   Other income                                 52,868        26,901
                                        --------------------------------

   TOTAL INCOME                                 87,888       105,800

 EXPENSES:

   Research and development                  2,804,254     1,492,266
   Depreciation and amortization                50,855        72,557

   General and administrative                  866,722     1,398,817
                                        --------------------------------

     TOTAL OPERATING EXPENSES                3,721,831     2,963,640
                                        --------------------------------

 NET LOSS                                  $ 3,633,943   $ 2,857,840
                                        ================================

 LOSS PER COMMON SHARE (BASIC)               $    0.18      $   0.15
                                        ================================

 LOSS PER COMMON SHARE (DILUTED)             $    0.18      $   0.15
                                        ================================
 WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                         20,669,266    18,881,179













                 See notes to consolidated condensed financial statements.

                               CEL-SCI CORPORATION
                               -------------------
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                        ---------------------------------
                                   (unaudited)

                                                     Six Months Ended
                                                         March  31,
                                                    2001              2000
                                              --------------------------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
 NET LOSS                                       $ (6,177,432)   $ (4,562,248)
Adjustments to reconcile net loss to net cash used in
  operating activities:

Depreciation and amortization                        99,934          143,337

  Stock bonus granted to officer                          -          550,000

  Stock issued to 401(k)                             51,802           47,067

  Net realized loss on sale of securities            15,932                -

  Warrants exercised for stock                          274                -

  (Increase) in receivables                        (15,070)         (25,128)

  Decrease (increase) in prepaid expenses         1,127,860        (104,955)

  Decrease in advances                                  728           68,236

  Increase (decrease) in accounts payable         (437,640)          133,585
                                              ---------------------------------

NET CASH USED IN OPERATING ACTIVITIES           (5,333,612)      (3,750,106)
                                              ---------------------------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING
ACTIVITY:

  Sales of investments                              696,499        1,487,364

  Purchase of investments                                 -      (2,000,000)

  Purchase of research and office equipment       (101,431)         (84,778)

  Patent costs                                     (24,944)         (48,738)
                                              ---------------------------------
NET CASH PROVIDED BY(USED IN) INVESTING
ACTIVITY                                            570,124        (646,152)
                                              ---------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING
ACTIVITIES:
  Cash proceeds from issuance of preferred
and common stock and warrant conversion for cash         -       13,627,709
                                              ---------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                 -       13,627,709
                                              ---------------------------------

NET INCREASE (DECREASE) IN CASH                 (4,763,488)        9,231,451
CASH AND CASH EQUIVALENTS:
  Beginning of period                             6,909,263        2,746,531
                                              ---------------------------------

  End of period                                $  2,145,775      $11,977,982
                                              =================================

            See notes to consolidated condensed financial statements.

                               CEL-SCI CORPORATION

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED MARCH 31, 2001 AND 2000
                    ----------------------------------------
                                   (unaudited)

A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------

      Basis of Presentation

      The accompanying financial statements have been prepared in accordance with rules established by the Securities and Exchange Commission for Form 10-Q. Not all financial disclosures required to present the financial position and results of operations in accordance with generally accepted accounting principles are included herein. The reader is referred to the Company's Financial Statements for the year ended September 30, 2000 which are included elsewhere in this prospectus. In the opinion of management, all accruals and adjustments (each of which is of a normal recurring nature) necessary for a fair presentation of the financial position as of March 31, 2001 and the results of operations for the six-month period then ended have been made. Significant accounting policies have been consistently applied in the interim financial statements and the annual financial statements.

      Investments

      Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis.


      Loss per Share

      Net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, were excluded from the calculation because they are antidilutive due to the net losses.

      Long-lived Assets

      Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" is effective for financial statements for fiscal years beginning after December 15, 1995.

                               CEL-SCI CORPORATION

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED MARCH 31, 2001 AND 2000
                    ----------------------------------------
                                   (unaudited)
                                   (continued)



B.    COMPREHENSIVE LOSS

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income" which was effective for fiscal years beginning after December 15, 1997. Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's source of other comprehensive loss, other than net losses, is from unrealized gain or loss on investments. The components of comprehensive income
(loss) are as
      follows:

                                          Six months ended     Six months ended
                                           March 31, 2001       March 31, 2000
                                           --------------       --------------

      Net Loss                              $(6,177,458)          $(4,562,248)
      Other Comprehensive Income:
      Unrealized (Loss) Gain From
          Investments                            25,890               (39,444)
                                              ---------         ---------------
      Comprehensive Loss                   $(6,151,568)           $(4,601,692)
                                           ------------            ------------

     No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.







                                TABLE OF CONTENTS

                                                                          Page
Prospectus Summary........................................................
Risk Factors..............................................................
Comparative Share Data..................................................
Market for CEL-SCI's Common Stock........................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................
Business...................................................................
Management..................................................................
Principal Shareholders...................................................
Equity Line of Credit Agreement..........................................
Selling Shareholder........................................................
Description of Securities.................................................
Experts.....................................................................
Indemnification...........................................................
Additional Information....................................................

                        ------------------------------
                                  Common stock

                               CEL-SCI CORPORATION

                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 13.  Other Expenses of Issuance and Distribution

             SEC Filing Fee                                       $3,118
             Blue Sky Fees and Expenses                               --
             Printing and Engraving Expenses                         100
             Legal Fees and Expenses                              20,000
             Accounting Fees and Expenses                          5,000
             Miscellaneous Expenses                                1,782
                                                                   -----
             TOTAL                                               $30,000
                                                                 =======

             All expenses other than the S.E.C. filing fees are estimated.

Item 14.  Indemnification of Officers and Directors.
          -----------------------------------------

      It is provided by Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 15.  Recent Sales of Unregistered Securities.

      In December 1999 and January 2000 the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to a group of private investors for $2,800,000.

      In March 2000 the Company sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000.

      The foregoing securities were not issued under the Securities Act of 1933 but were issued or sold in reliance upon the exemption provided by Section 4(2) of the Act. The persons who acquired these securities were either accredited or sophisticated investors. The securities were acquired for investment purposes only and without a view to distribution. The persons who acquired these securities were informed and advised about matters concerning the Company, including the Company's business, financial affairs and other matters. The investors acquired these shares for their own accounts. The certificates representing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an applicable exemption from registration. The preferred shares and warrants are "restricted" securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

Item 16.  Exhibits and Financial Statement Schedules

      (a)   Exhibits                                  Page Number

3(a)  Articles of Incorporation     Incorporated by reference to Exhibit 3(a) of
                                    CEL-SCI's combined Registration Statement on Form S-1 and Post-Effective Amendment
                                    ("Registration Statement"),Registration Nos.
                                     2-85547-D and 33-7531.

 (b)  Amended Articles             Incorporated by reference to Exhibit 3(a) of
                                   CEL-SCI's Registration Statement on Form S-1,
                                   Registration Nos. 2-85547-D and 33-7531.

 (c)  Amended Articles             Incorporated  by reference to Exhibit (Name
                                   change only) 3(c) filed with  Registration
                                   Statement  on Form S-1 (No. 33-34878).

 (d)  Bylaws                       Incorporated by reference to Exhibit 3(b) of
                                   CEL-SCI's Registration Statement on Form S-1,
                                    Registration Nos. 2-85547-D and 33-7531.

4(a)  Specimen copy of Stock       Incorporated by reference to Exhibit 4(a) of
       Certificate                 CEL-SCI's Registration Statement on Form S-1,
                                   Registration Nos. 2-85547-D and 33-7531.

4(c)  Form of Common Stock         Incorporated by reference to Exhibit Purchase
                                   Warrant 4(c) filed as an exhibit to CEL-SCI's
                                   Registration Statement on Form S-1
                                   (Registration No. 33-43281).

5     Opinion of Counsel             _______________________________

10(e) Employment Agreement with    Incorporated by reference to Exhibit 10(e)
      Geert Kersten                of the  Company's  report on Form 10-K for
                                   the year ended September 30, 2000.

10(i) Securities Purchase Agreement  Incorporated by reference to Exhibit 10(i)
      (with schedule)                to Cel-Sci  Registration  Statement  on
                                   Form  S-3 (Commission File Number 333-94675).

10(j) Form of Callable (Series A) Warrant Incorporated by reference to Exhibit 10(j) to Cel-Sci Registration
                                   Statement on Form S-3 (Commission File
                                   Number 333-94675).

10(k) Form of Adjustable (Series B)   Incorporated by reference to Exhibit 10(k)
      Warrant                         to Cel-Sci Registration Statement on Form
                                      S-3 (Commission File Number 333-94675).

10(l) Registration Rights Agreement   Incorporated by reference to Exhibit 10(l)
                                      to Cel-Sci Registration Statement on Form
                                      S-3  (Commission File Number 333-34604).

10(m) Securities Purchase Agreement,  Incorporated by reference to Exhibit 10(m)
      together with Schedule required   to Cel-Sci Registration Statement on by
      Instruction 2 to Item 601 of      Form S-3 (Commission File Number 333-
      Regulation S-K 34604)

10(n) Form of Callable (Series C) Warrant Incorporated by reference to Exhibit 10(n) to Cel-Sci Registration
                                          Statement on Form S-3 (Commission File
                                          Number 333-34604).

10(o)Form of Adjustable (Series D)        Incorporated by reference to Exhibit
 Warrant                                  10(o) to Cel-Sci Registration
                                          Statement on Form S-3 (Commission File
                                          Number 333-34604).

10(p) Registration Rights Agreement      Incorporated by reference to  Exhibit
                                         10(p) to Cel-Sci Registration Statement
                                         on Form  S-3 (Commission File Number
                                         333-34604).

10(q) Common Stock Purchase Agreement
      with Paul Revere Capital Partners
       Ltd.                                --------------------------------

10(r) Stock Purchase Warrant issued to
      Paul Revere Capital Partners, Ltd.  --------------------------------

23(a) Consent of attorneys                --------------------------------

23(b) Consent of accountants              Previously filed

     (b) Financial statement schedules.   None

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 1st day of June, 2001.

                               CEL-SCI CORPORATION


                                       By:  /s/ Maximilian de Clara
                                            ---------------------------
                                            Maximilian de Clara, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  l933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


 /s/ Maximilian de Clara       Director and Principal     June 1, 2001
--------------------------     Executive Officer
Maximilian de Clara


 /s/ Geert R. Kersten          Director, Principal        June 1, 2001
----------------------         Financial Officer
Geert R. Kersten               and Chief Executive Officer


 /s/ Alexander G. Esterhazy        Director               June 1, 2001
------------------------------
Alexander G. Esterhazy


 /s/ C. Richard Kinsolving         Director                June 1, 2001
-------------------------------
C. Richard Kinsolving


F. Donald Hudson                   Director














                               CEL-SCI CORPORATION
                            REGISTRATION STATEMENT ON
                                    FORM S-3


                                    EXHIBITS




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